Exhibit 10.1

ASSET PURCHASE AGREEMENT

between

TUCOWS INC.,

and

DISH WIRELESS L.L.C.

Dated as of August 1, 2020

[REDACTED] Indicates that certain information in this exhibit has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

-i-

-ii-

Exhibits

Exhibit A	Master Services Agreement
Exhibit B	Seller Release
Exhibit C	Ting Brand Guidelines
Exhibit D	Transition Services Agreement
Exhibit E	Form of Short Form Trademark Assignment Agreement
Exhibit F	Sample Working Capital Schedule

Schedules

Schedule 1.1-A	Knowledge Persons of Seller
Schedule 1.1-B	Knowledge Persons of Buyer
Schedule 1.1-C	Rejected Inventory
Schedule 2.1(a)	Transferred Contracts
Schedule 2.1(b)	Specified Assets
Schedule 2.1(i)	Rejected Purchase Orders
Schedule 2.2(b)	Ting Marks
Schedule 2.2(j)	Commingled Contracts
Schedule 2.4	Excluded Liabilities
Schedule 2.5(b)	Payments
Schedule 5.4	Zip Codes
Schedule 5.8	Patent Assertions

-iii-

This ASSET PURCHASE AGREEMENT (including the exhibits and schedules hereto, each as amended or restated from time to time, this “Agreement”), dated as of August 1, 2020 (the “Effective Date”), is made by and between DISH Wireless L.L.C., a Colorado limited liability company (“Buyer”), and Tucows Inc., a Pennsylvania corporation (“Seller”). All of the signatories to this Agreement are collectively referred to as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Seller’s wholly owned Subsidiary, Tucows (Delaware) Inc., a Delaware corporation, is the sole shareholder of Ting, Inc., a Delaware corporation (“Ting”);

WHEREAS, Seller desires to sell (or cause to be sold), and Buyer desires to purchase, certain assets and Buyer is willing to assume certain liabilities, in each case in connection with the Business upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the entry into this Agreement, the Parties or their respective Affiliates have entered into the Ancillary Agreements, Seller and each of the Seller Entities have entered into and delivered the Seller Release and Seller has delivered a duly executed IRS Form W-9 with respect to Seller and each Seller Entity.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

Article I

DEFINITIONS AND TERMS

Section 1.1     Certain Definitions. As used in this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Accounting Principles” means the same accounting methods, policies, principles, practices, bases and procedures, including classification and estimation methodologies adopted, and judgments and assumptions used, consistently applied with consistent classifications, judgments and estimation methodology, in each case as were consistently applied in the preparation of the Balance Sheet and consistent with GAAP; provided, that in the event of a conflict between GAAP, on the one hand, and the accounting methods, policies, principles, practices, bases, procedures, classifications, estimation methodologies and judgments used in the preparation of the Balance Sheet, on the other hand, GAAP shall apply.

“Accounts Payable” means all accrued liabilities and unpaid trade accounts payable, owed by Seller or any Seller Entity to third parties, in each case in connection with the Business.

“Accounts Receivable” means all trade accounts receivable and other rights to payment from customers of the Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Business in the categories set forth on the Sample Working Capital Schedule.

“Action” means any action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute.

“Additional Customer Accounts” means any additional lines added following the Effective Date to any customer and subscriber accounts of the Business acquired by Buyer pursuant to this Agreement. [REDACTED]“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise).

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means, collectively: (a) the Master Services Agreement; (b) the Transition Services Agreement; (c) the Seller Release; and (d) such other instruments of assumption and other instruments or documents, in form and substance reasonably acceptable to the Parties hereto, as may be necessary to effect Buyer’s assumption of the Assumed Liabilities and the effective assignment of the Transferred Assets, in each case duly executed by Seller or the applicable Seller Entity, on the one hand, and Buyer, on the other hand.

“Anti-Corruption Laws” has the meaning set forth in Section 3.9(a).

“Assumed Liabilities” means only the following Liabilities of Seller or any Seller Entity (but only to the extent they do not constitute Excluded Liabilities) and no other Liabilities: (a) all Liabilities under the Transferred Contracts but only to the extent those Liabilities (i) are required to be performed after the Effective Date and (ii) do not relate to any failure to perform, improper performance, warranty, tort, violation of Law or other breach, default or violation by Seller or its Affiliates on or prior to the Effective Date; (b) all Liabilities to the extent arising out of or relating to Buyer’s ownership, operation or use of the Transferred Assets or the conduct of the Business after the Effective Date; (c) all Closing Accounts Payable; (d) all Liabilities arising out of or relating to Business Guarantees, but only to the extent those Liabilities (i) arise after the Effective Date and (ii) do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller or its Affiliates on or prior to the Effective Date; and (e) all Taxes and Transfer Taxes allocated to Buyer under Section 5.2.

“Balance Sheet” has the meaning set forth in Section 3.4(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.2.

“Basket Amount” has the meaning set forth in Section 6.2(b).

“Benefit Plans” means any benefit or compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by Seller or its Affiliates. Benefit Plans include, but are not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, “voluntary employees’ beneficiary associations,” under Section 501(c)(9) of the Code, employment, consulting, retirement, perquisite, severance, termination or change in control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, vacation, fringe or other benefits or remuneration of any kind with respect to any employee or former employee.

“BIS” has the meaning set forth in Section 3.9(d).

“Books and Records” means books of account, ledgers, general, financial and accounting records, files, invoices, customer and supplier lists, other distribution lists, customer billing and credit records, sales and promotional literature, manuals and marketing studies, communications, accounting, sales and business files and records, property records, Tax records, product records, records related to licenses and other files and records, in each case, whether maintained in electronic or physical form, as applicable.

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“Business” means the mobile virtual network operator services promoted, marketed and sold to subscribers under the Ting brand, including, but not limited to, through the sale of retail telephony services, mobile phone hardware and related accessories.

“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by Law or executive order to close.

“Business Guarantees” means any guarantees, credit support, letters of credit, bonds, cash deposits or similar arrangements issued by or on behalf of Seller or any Seller Entity in order to support or facilitate the Business.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Ancillary Counterparty” means any Affiliate of Buyer that is a party to an Ancillary Agreement.

“Buyer Front-End Technology” means a platform (including content, graphics, materials, Software, user interface, design elements and other technology) offered by Buyer or its Affiliates to allow users to sign-up, activate and manage their account, under any Buyer trademark, and provide information about coverage, rates and related topics.

“Buyer Fundamental Representations” means the representations and warranties listed in Section 4.1 (Organization, Good Standing and Qualification) and Section 4.2 (Authority; Approval).

“Buyer Indemnified Parties” has the meaning set forth in Section 6.2(a).

“Buyer Representations” means the representations made by Buyer in Article IV.

“Calculation Notice” has the meaning set forth in Section 2.5(c)(iii).

“Cap Amount” has the meaning set forth in Section 6.2(d).

“Cash” means, collectively, all cash and cash equivalents, bank accounts, credit cards, bank deposits, investment accounts, lockboxes, certificates of deposit, benefits of credits, marketable securities or investments in other Persons, certificates of deposit, treasury bills and other similar items.

“Change” means any change, occurrence, development or effect.

“Chosen Courts” has the meaning set forth in Section 7.9(b).

“Claim Notice” has the meaning set forth in Section 6.4(a).

“Closing” has the meaning set forth in Section 2.6.

“Closing Accounts Payable” means the Transferred Accounts Payable as of the Effective Time.

“Closing Accounts Receivable” means the remainder of (a) Accounts Receivable as of the Effective Time, minus (b) the amount of any such Accounts Receivable not collected as of the time of delivery of the Initial Calculation.

“Closing Inventory Amount” means the Inventory Amount as of the Effective Time.

“Code” means the Internal Revenue Code of 1986.

“Commingled Contract” means (a) all the Contracts set forth on Schedule 2.2(j) and (b) any Contract, contract right, bid, tender, purchase order or other agreement, whether written or oral, relating to (i) the Business and (ii) one or more other businesses of Seller or any Seller Entity.

“Confidentiality Agreement” means the Confidentiality Agreement, dated February 25, 2020, between DISH Network L.L.C. and Seller.

“Consent” means any consent, license, permit, waiver, approval, authorization or order of, or filing or registration with, or notification to, any Person that is not a Governmental Entity or Seller, Buyer or any Affiliate thereof.

“Contract” means any agreement, undertaking, lease, license, contract, note, mortgage, indenture, arrangement or other obligation.

“DISH Beacon Mark” means the stylized version of the letter “i” as shown, for example, in USPTO Registration Nos. 4827335, 4827336, 4791219, 4827334 and 3629716, Application Number 88/367958, and all variations thereof as used by Buyer and its Affiliates as of the Effective Date.

“Disputed Calculation” has the meaning set forth in Section 2.5(c)(iii).

“Effective Date” has the meaning set forth in the Preamble.

“Effective Time” means 12:01 a.m. (Eastern Time) on the Effective Date.

“Encumbrance” means any lien, charge, pledge, security interest, claim or other encumbrance or third-party right of any kind, including any right of first refusal or restriction on voting.

“EU” means the European Union.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Books and Records” means (a) all records to the extent relating to personnel, employment and medical records of employees of Seller or any of the Seller Entities and (b) the corporate charter, seal, minute books, stock record books and other similar documents relating to the organization, maintenance and existence of Seller and its Subsidiaries.

“Excluded Liabilities” means any Liabilities of Seller or the Seller Entities other than the Assumed Liabilities, including (a) all Liabilities to the extent arising out of or relating to the ownership, operation or use of the Transferred Assets or the conduct of the Business on or prior to the Effective Date; (b) all Indebtedness; (c) all Liabilities to the extent arising out of or relating to any Excluded Asset; (d) all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, advisors, experts and consultants to Seller and to its Affiliates) incurred by Seller and the Seller Entities before, on or after the Closing and in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transaction Documents, as well as any such expenses incurred by Seller and the Seller Entities in the pursuit or consideration of any alternative transaction with respect to the Business, the Transferred Assets or the Assumed Liabilities; (e) all Taxes imposed with respect to the Business or the Transferred Assets with respect to taxable periods (or portions thereof) ending on or prior to the Effective Time (determined in accordance with Section 5.2(b)), all Taxes of Seller and its Affiliates and all Taxes and Transfer Taxes allocated to Seller under Section 5.2; (f) all Liabilities arising out of or relating to the recruitment, employment or termination of any employee or independent contractor of the Business (or any dependent or beneficiary of any such employee or independent contractor) by Seller, any of the Seller Entities and/or their Affiliates; (g) all Liabilities related to the Benefit Plans and related trusts or other funding vehicles, services, agreements or other arrangement; (h) the Liabilities set forth on Schedule 2.4; (i) all Liabilities associated with purchase orders and accounts payable or other commitments to the extent such purchase orders, accounts payable or other commitments relate to the acquisition of Rejected Inventory; (j) all Accounts Payable that are not Transferred Accounts Payable; and (k) all Liabilities to the extent arising out of or relating to the Patent Assertions.

“Final Determination” means an occurrence where (a) the parties to the dispute have reached an agreement in writing, (b) a court of competent jurisdiction shall have entered a final and non-appealable Order or judgment or (c) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the Parties have agreed to submit thereto.

“Financial Expert” has the meaning set forth in Section 2.5(c)(iv).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Fraud” means an intentional common law fraud under New York Law (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence) by Seller with respect to the making of the representations and warranties in Article III or by Buyer with respect to the making of the representations and warranties in Article IV.

“Fundamental Representations” means the Buyer Fundamental Representations and the Seller Fundamental Representations.

“Future Payments Period” has the meaning set forth in Section 2.5(b).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any U.S. or non-U.S. governmental or regulatory authority, agency, commission, body, court or other legislative, executive, judicial or administrative governmental entity at any level, or any agency, department or instrumentality thereof.

“HSR Act” has the meaning set forth in Section 5.14.

“Incremental Withholding” has the meaning set forth in Section 2.8(c).

“Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person (a) for borrowed money (including deposits or advances of any kind to such Person), (b) evidenced by bonds, debentures, notes or similar instruments, (c) for capitalized leases (as determined in accordance with GAAP) or to pay the deferred and unpaid purchase price of property or equipment (excluding Accounts Payable incurred in the Ordinary Course of Business), (d) pursuant to securitization or factoring programs or arrangements, (e) to maintain or cause to be maintained the financing, financial position or covenants of others or to purchase the obligations or property of others, (f) net cash payment obligations of such Person under swaps, options, forward sales Contracts, derivatives and other hedging Contracts, financial instruments or arrangements that will be payable upon termination thereof (assuming termination on the date of determination), (g) letters of credit, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of such Person or (h) pursuant to guarantees and arrangements having the economic effect of a guarantee (other than a clearing house guarantee) of any obligation or undertaking of any other Person contemplated by the foregoing clauses (a) through (g) of this definition, in each case including all interest, penalties and other payments due with respect thereto.

“Indemnified Party” has the meaning set forth in Section 6.4(a).

“Indemnifying Party” has the meaning set forth in Section 6.4(a).

“Information Privacy and Security Requirements” means all (i) Laws, (ii) written commitments of Seller or any of its Affiliates and (iii) applicable publicly facing statements or policies adopted by Seller or any of its Affiliates, in each case, relating to the access, collection, use, processing, storage, sharing, distribution, disclosure, destruction, disposal, privacy, confidentiality, security, transfer or protection of information that identifies, or could reasonably be used to identify, an individual, browser, device or household.

“Initial Calculation” has the meaning set forth in Section 2.5(c)(i).

“Intellectual Property Rights” means all rights in or to: (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, domain names, social media accounts, logos, symbols, trade dress, assumed names, fictitious names, trade names and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same (collectively, “Trademarks”); (b) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, “Patents”); (c) trade secrets, confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (d) published and unpublished works of authorship, whether copyrightable or not (including, without limitation, databases and other compilations of information), including Software and content, copyrights therein and thereto, registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (e) any other intellectual property or proprietary rights.

“Intracompany Receivables” means all account, note or loan receivables recorded on the books of Seller or any Seller Entity for goods or services sold or provided by the Business to Seller or any Seller Entity or advances (cash or otherwise) or any other extensions of credit made by the Business to Seller or any Seller Entity, whether current or non-current.

“Inventory” means all inventory, including all handsets and SIM cards, related to the Business, wherever located, including all raw materials, work-in-process, supplies, spare parts, unfinished inventory and finished goods, whether held at any location or facility owned or leased by Seller or any Seller Entity or in transit to Seller or any Seller Entity or held on consignment by third parties on behalf of the Business.

“Inventory Amount” means the dollar value of all Inventory except for Rejected Inventory.

“Knowledge” or any similar phrase means the actual knowledge, after reasonable inquiry of direct reports, of (a) the individuals listed on Schedule 1.1-A with respect to Seller and (b) the individuals listed on Schedule 1.1-B with respect to Buyer.

“Law” means any federal, state, local or non-U.S. law, statute or ordinance, common law, or any rule, regulation, standard, judgment, Order, writ, injunction, decree, arbitration award, agency requirement, license or Permit of any Governmental Entity.

“Liabilities” means all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Losses” means any and all damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, fines, penalties, and costs and expenses (including expenses of investigation and ongoing monitoring and Third-Party Claim Expenses to the extent provided by Section 6.4(b)(iv) and reasonable and documented out-of-pocket legal fees, costs and expenses reasonably sustained or incurred by an Indemnified Party in investigating claims or recovering Losses).

“Master Services Agreement” means the Master Services Agreement, dated as of the Effective Date, by and between Buyer and Ting attached hereto as Exhibit A.

“Material Adverse Effect” means any Change that, individually or taken together with any other Changes, (a) is, or could reasonably be expected to be, materially adverse to the condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise), business, operations or results of operations of the Business, taken as a whole, or on the Transferred Assets and the Assumed Liabilities, taken as a whole; or (b) prevents or would reasonably be expected to prevent, materially delay or materially impair the ability of Seller to consummate the Transaction or the other transactions contemplated by this Agreement; provided, however, that for the purposes of the foregoing clause (a), none of the following shall be taken into account (either alone or in combination) in determining whether there has occurred or would reasonably be expected to occur, a Material Adverse Effect:

(i)       Changes in the general economic, political, business or regulatory conditions in the U.S., including Changes in the credit, capital, securities or financial markets;

(ii)      Changes that are the result of factors generally affecting the industry in which the Business operates;

(iii)     Changes in accounting standards applicable to the Business, including GAAP, or in any applicable Law, including the repeal thereof, or in the interpretation or enforcement thereof, after the Effective Date;

(iv)     Changes that are the result of any natural disaster or global, national or regional political conditions, including acts of war, sabotage, acts of terrorism (including cyberterrorism) or military action or the threat or escalation thereof;

(v)      Changes that are the result of the presence of disease, any epidemic or pandemic (including COVID-19), or any actions taken by any Governmental Entity or other third party in response thereto; and

(vi)     any failure by the Business to meet any internal or public projections, forecasts or budgets or estimates of revenues for any period; provided, that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any Change (not otherwise excluded under this definition) underlying such failure has resulted in, or contributed to, or could reasonably be expected to result in, or contribute to, a Material Adverse Effect;

provided, further, that, with respect to clauses (i), (ii), (iii), (iv) and (v), such Change shall be taken into account in determining whether a “Material Adverse Effect” has occurred or is occurring to the extent such Change disproportionately affects the Business relative to other participants in the industry in which the Business operates.

“Material Commingled Contracts” means all Commingled Contracts set forth in Section 3.18 of the Seller Disclosure Letter.

“Monthly Future Payments” has the meaning set forth in Section 2.5(b).

“Monthly Service Fees” has the meaning set forth in Schedule C to the Master Services Agreement.

“Most Recent Balance Sheet Date” has the meaning set forth in Section 3.4(a).

“Network Costs” means the costs set forth under the heading “Network Costs” on Schedule 2.5(b).

“New Contract” has the meaning set forth in Section 5.12.

“Nonparty” has the meaning set forth in Section 6.7(b).

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator or Governmental Entity.

“Ordinary Course” or “Ordinary Course of Business” means the conduct of the Business, consistent with the normal day-to-day customs, practices and procedures of the Business.

“Other Costs” means the costs set forth under the heading “Other Costs” on Schedule 2.5(b).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patent Assertions” means the claims set forth on Schedule 5.8.

“Patents” has the meaning set forth in the “Intellectual Property Rights” definition.

“Per Claim Amount” has the meaning set forth in Section 6.2(b).

“Permit” means any consent, license, permit, waiver, variance, exemption, approval, authorization, certificate, registration or filing issued by, obtained from or made with a Governmental Entity.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable; (b) any mechanics’, carriers’, workmen’s, repairmen’s, statutorily imposed, or other like Encumbrances arising in the Ordinary Course of Business; and (c) such other imperfections of title or Encumbrances, if any, as do not, individually or in the aggregate, materially detract from the value or otherwise materially interfere with the current or continued use and operation of any of the Transferred Assets.

“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, trust or other entity.

“Personal Information” has the meaning provided by the applicable Information Privacy and Security Requirements.

“Post-Closing Payment” has the meaning set forth in Section 2.5(c)(v).

“Pre-Closing Tax Period” has the meaning set forth in Section 5.2(e).

“Pre-Closing Tax Refunds” has the meaning set forth in Section 5.2(d).

“Public Official” means any Person employed by, representing or acting on behalf of a Governmental Entity or enterprise thereof (including a state-owned or state-controlled enterprise) or a public international organization, any representative or official of a political party or any candidate for any political office and any relatives of, or close associates to, any of the foregoing.

“Records” has the meaning set forth in Section 5.1(a).

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or domain name registrar.

“Rejected Inventory” means the Inventory identified by SKU listed on Schedule 1.1-C.

“Review Period” has the meaning set forth in Section 2.5(c)(iii).

“Sample Working Capital Schedule” has the meaning set forth in Section 2.5(c)(i).

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Letter” has the meaning set forth in Article III.

“Seller Entities” means all of the Affiliates of Seller that own or hold the rights to any Transferred Assets or are subject to any Assumed Liabilities, including Tucows (Delaware) Inc. and Ting.

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 3.1 (Organization, Good Standing and Qualification); Section 3.2 (Authority; Approval); Section 3.11(a) (Title); and Section 3.15 (Brokers and Finders).

“Seller Indemnified Parties” has the meaning set forth in Section 6.3(a).

“Seller Release” means the release of claims against Buyer duly executed by Seller and each Seller Entity on behalf of themselves and their respective successors, assigns, representatives, administrators, executors, beneficiaries, agents and their Affiliates, dated as of the Effective Date, attached hereto as Exhibit B.

“Seller Representations” means the representations made by Seller in Article III.

“Seller Services” means those services to be provided by Seller or any of its Affiliates to Buyer or any of its Affiliates pursuant to this Agreement or any Ancillary Agreement.

“Service Revenue” means revenue collected from voice, data, messaging, monthly recurring, device and other categories, as outlined and set forth in Schedule 2.5(b) in an illustrative calculation.

“Significant Distributor” has the meaning set forth in Section 3.16(a).

“Significant Supplier” has the meaning set forth in Section 3.16(b).

“Software” means any computer program, application, middleware, firmware, microcode and other software, including operating systems, software implementations of algorithms, models and methodologies, in each case, whether in source code, object code or other form or format, including libraries, subroutines and other components thereof.

“Sole Source Supplier” has the meaning set forth in Section 3.16(b).

“Solvent” means, with respect to any Person, that such Person (a) is and will be able to pay its respective obligations under this Agreement in the Ordinary Course of Business as they become due and owns and will own property that has a fair saleable value greater than the amounts required to pay its respective Liabilities (including all Excluded Liabilities), and (b) does not have and will not have unreasonably small capital to carry on its respective businesses.

“Specified Assets” means all assets related to the Business set forth on Schedule 2.1(b).

“Statement” has the meaning set forth in Section 2.5(b).

“Straddle Period” has the meaning set forth in Section 5.2(b).

“Stylized Ting Mark” has the meaning set forth in Section 5.8(b).

“Subscriber Base Assets” means all customer and subscriber accounts of the Business and any other assets related thereto, including (a) all account information, usage information and other information about subscribers with active accounts as of the Effective Date; (b) all account information, usage information and other information about former subscribers whose accounts were deactivated during the twenty-four (24)-month period prior to the Effective Date; (c) all customer Contracts; (d) all customer lead information, including lead lists from marketing efforts, cart fall out, re-targeting campaigns and related information; and (e) all customer demographic, survey and profile information. [REDACTED]

“Subscribers” has the meaning set forth in Section 3.17.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Targeted Sanctions” has the meaning set forth in Section 3.9(d).

“Tax Returns” means all reports and returns filed or required to be filed with respect to Taxes.

“Taxes” means all federal, state or local and all foreign taxes, including income, gross receipts, windfall profits, value added, severance, property, production, sales, use, duty, license, excise, franchise, employment, withholding or similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Territorial Sanctions” has the meaning set forth in Section 3.9(d).

“Third-Party Claim” has the meaning set forth in Section 6.4(b).

“Third-Party Claim Expenses” has the meaning set forth in Section 6.4(b)(iv).

“Ting” has the meaning set forth in the Recitals.

“Ting API” means any application programming interface utilized to communicate between the Ting Front-End Technology and the Ting Back-End Technology, including all communication protocols, data structures, data formats and data tags used therein or thereby.

“Ting Back-End Technology” means the Software and other technology used by Ting (or its third-party providers) to provide the services under the Master Services Agreement and the Transition Services Agreement, including the Ting API, but excluding the Ting Front-End Technology.

[REDACTED] “Ting Front-End Technology” means the platform (including content, graphics, materials, Software, user interface, design elements, and other technology) used on ting.com and associated mobile applications and websites, in each case, to allow users to sign-up for, activate and manage their accounts, and provide information about coverage, rates and related topics.

“Ting Marks” means the Trademarks set forth on Schedule 2.2(b), including all goodwill associated with, or symbolized by, any of the foregoing.

“Ting Marks Assets” has the meaning set forth in Section 5.8(d).

“Ting Trademark Assertion” has the meaning set forth in Section 5.8(c).

“Trade Secrets” has the meaning set forth in the “Intellectual Property Rights” definition.

“Trademark License Term” means the period beginning on the Effective Date and ending the sooner of (a) thirty (30) months following the Effective Date or (b) [REDACTED].

“Trademarks” has the meaning set forth in the “Intellectual Property Rights” definition.

“Transaction” means the purchase and sale of the Transferred Assets, the assumption of the Assumed Liabilities and the other transactions contemplated hereby.

“Transaction Documents” means, collectively, the Agreement and the Ancillary Agreements.

“Transfer” means to sell, assign, transfer, convey and deliver.

“Transfer Taxes” has the meaning set forth in Section 5.2(c).

“Transferred Accounts Payable” means the Accounts Payable in the categories set forth on the Sample Working Capital Schedule.

“Transferred Assets” has the meaning set forth in Section 2.1.

“Transferred Contracts” means all Contracts listed on Schedule 2.1(a).

“Transferred Intellectual Property” means all Intellectual Property Rights owned by Seller or any Seller Entity in or to any of the Transferred Assets, including the Subscriber Base Assets, and the Books and Records that are included within the Transferred Assets; provided, that Transferred Intellectual Property does not include any Software.

“Transition Services Agreement” means the Transition Services Agreement, dated as of the Effective Date, by and between DISH Purchasing Corporation and Ting attached hereto as Exhibit D.

Section 1.2      [REDACTED][REDACTED] [REDACTED] Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Article II

PURCHASE AND SALE OF THE BUSINESS

Section 2.1      Purchase and Sale of Assets. On the terms and subject to the conditions set forth herein, (a) Seller hereby, on behalf of itself and the Seller Entities, Transfers (and shall cause the Seller Entities to Transfer) to Buyer free and clear of all Encumbrances, other than Permitted Encumbrances; and (b) Buyer hereby purchases from Seller or the applicable Seller Entity, the entirety of Seller’s and such Seller Entity’s right, title and interest in and to the following assets, except to the extent that they are Excluded Assets (collectively, the “Transferred Assets”):

(a)     all Transferred Contracts;

(b)     all Specified Assets;

(c)     all (i) Transferred Intellectual Property; and (ii) all claims, causes of action and enforcement rights of any kind, all rights to sue for infringement of all Transferred Intellectual Property and to collect and retain any and all damages, costs, profits, injunctive relief and other remedies for or relating to any such infringement of the Transferred Intellectual Property or any and all claims relating thereto;

(d)     all Subscriber Base Assets;

(e)     copies of all Books and Records related to any Transferred Assets;

(f)      all Accounts Receivable;

(g)     all goodwill related to the Business;

(h)     all Inventory except for Rejected Inventory;

(i)      all purchase orders or other commitments related to the Business that remain unfulfilled as of the Closing, other than (A) as expressly included in the Excluded Assets or (B) as set forth on Schedule 2.1(i);

(j)      all credits, prepaid expenses, deferred charges, advance payments, refunds, security deposits, prepaid items and duties (other than prepaid insurance) to the extent related to a Transferred Asset; and

(k)     all guaranties, warranties, indemnities and similar rights in favor of Seller or any Seller Entity to the extent related to any Transferred Asset.

Section 2.2     Excluded Assets. Notwithstanding anything to the contrary set forth in this Agreement, Seller and the Seller Entities shall retain all of their existing right, title and interest in and to, and there shall be excluded from the Transfer to Buyer hereunder, and the Transferred Assets shall not include the following (collectively, the “Excluded Assets”):

(a)     subject to the assignment of insurance proceeds to Buyer pursuant to Section 5.3, all insurance policies and binders of Seller and the Seller Entities, and all rights of action, lawsuits, benefits, claims, demands, rights of recovery and set-off, and proceeds, under or with respect to such insurance policies;

(b)     [REDACTED] the Ting Front-End Technology and the Ting Back-End Technology;

(c)     all claims, causes of action and enforcement rights of any kind, all rights to sue for infringement of all Transferred Intellectual Property and to collect and retain any and all damages, costs, profits, injunctive relief and other remedies for or relating to any such infringement of the Transferred Intellectual Property or any and all claims relating thereto, in each case to the extent such infringement occurred prior the Closing;

(d)     all Excluded Books and Records, wherever located;

(e)     all Tax assets (including duty and tax refunds and prepayments) of Seller or any Seller Entity;

(f)     all employees and independent contractors and all rights in connection with any assets of the Benefit Plans and related trusts or other funding vehicles;

(g)     all Intracompany Receivables;

(h)     all Actions available to or being pursued by Seller or any Seller Entity to the extent related to the Transferred Assets, the Assumed Liabilities or the ownership, use, function or value of any Transferred Asset, whether arising by way of counterclaim or otherwise, whether known or unknown, absolute or contingent, matured or unmatured, determined or undeterminable, in each case to the extent related to matters that occurred prior to the Effective Date;

(i)      any shares or other equity interests in any Person or any securities of any Person;

(j)      all Commingled Contracts, subject to Section 5.12; and

(k)     all Cash.

Section 2.3     Assumption of Liabilities. On the terms and subject to the conditions set forth herein, and subject to Section 2.4, Buyer, or one or more of its Affiliates, hereby assumes and agrees to discharge and perform when due or payable all the Assumed Liabilities.

Section 2.4     Excluded Liabilities. Notwithstanding anything to the contrary set forth in this Agreement, Seller and its Affiliates shall retain, and Buyer and its Affiliates shall not assume, any Excluded Liability, and, as between Buyer and Seller, Seller and its Affiliates shall be responsible for, and shall discharge and perform when due or payable, all Excluded Liabilities.

Section 2.5     Purchase Price and Payments.

(a)     Purchase Price; Allocation. The aggregate purchase price for the Transferred Assets shall be the Monthly Future Payments, the Post-Closing Payment and the assumption of the Assumed Liabilities. For purposes of allocating any consideration with respect to the Transferred Assets acquired hereunder, any Inventory or Accounts Receivable shall be valued based on the book value of such assets immediately prior to Closing.

(b)     Future Payments. On the terms and subject to the conditions set forth herein, in consideration for the sale of the Transferred Assets, in addition to the assumption of the Assumed Liabilities, Buyer shall, for a period of ten (10) years following the Effective Date (the “Future Payments Period”), deliver to Seller, an amount in cash equal to the remainder of [REDACTED] Buyer shall deliver the Monthly Future Payments within thirty (30) days following the receipt of the applicable monthly invoices for the Transition Services Agreement and the Master Services Agreement. Simultaneously with each payment to be delivered by Buyer to Seller, Buyer shall also deliver to Seller a monthly statement setting forth the amount of each component of the Monthly Future Payment in respect of such payment (the “Statement”), provided, that Buyer’s inclusion in such Statement of any amount provided by Seller in monthly invoices for the Transition Services Agreement and the Master Services Agreement shall not be deemed an agreement by Buyer as to the accuracy of any such amounts. Buyer may request and Seller shall provide to Buyer copies of Seller’s records relating to the calculation of the amounts owed to Seller pursuant to the Transition Services Agreement and the Master Services Agreement. Seller may request and Buyer shall provide to Seller copies of Buyer’s records relating to the calculation of such Monthly Future Payments other than amounts owed pursuant to the Transition Services Agreement and the Master Services Agreement. In the event the records reveal that Buyer has underpaid Seller, then, within thirty (30) days following Seller’s delivery of notice of such underpayment, Buyer shall pay to Seller the amount of any undisputed underpayment. Notwithstanding anything to the contrary in this Agreement, if Buyer is entitled to recover Losses pursuant to Article VI, Buyer may, and in addition to any other right or remedy it may have, set off all or any portion of the amount of such Losses against any Monthly Future Payments that are payable under this Section 2.5(b). In the event the amount of any Monthly Future Payment that has been paid is later determined to have been incorrect as a result of the resolution of a disputed charge or payment under the Transition Services Agreement or Master Services Agreement, Buyer and Seller shall cooperate in good faith to correct such Monthly Future Payment, and shall refund or pay, as applicable, in order to make such correction.

(c)      Post-Closing Payment.

(i)     Seller shall cause to be prepared and, no later than sixty (60) days after the Effective Date, delivered to Buyer a statement setting forth Seller’s calculation of the Closing Accounts Receivable, the Closing Inventory Amount and the Closing Accounts Payable (the “Initial Calculation”), together with appropriate supporting information. For illustration purposes only, set forth as Exhibit F is a sample working capital schedule showing the amounts of Accounts Receivable, Inventory and Transferred Accounts Payable as of May 31, 2020 (the “Sample Working Capital Schedule”), and the Initial Calculation shall be prepared in accordance with the Accounting Principles and shall be consistent with the Sample Working Capital Schedule.

(ii)     From and after the Effective Date, Seller shall, and shall cause its Affiliates to, on reasonable prior notice to Seller and subject to the execution of customary work paper access letters if requested by accountants of Seller, (A) provide Buyer and its representatives with reasonable access during normal business hours to the facilities, Records and work papers of the Business and (B) cooperate with and assist Buyer and its representatives in connection with the review of such materials, including by making available their employees, accountants and other personnel to the extent reasonably requested, in each case in connection with Buyer’s review of the Initial Calculation; provided, that, in the event that Seller does not provide such access or cooperation reasonably requested by Buyer or any of its representatives within two (2) Business Days of any request therefor (or, such shorter period as may remain in the Review Period), the Review Period will be extended by one (1) Business Day for each additional day required for Seller to fully respond to such request.

(iii)     Within thirty (30) days after receipt by Buyer of the Initial Calculation (the “Review Period”), Buyer may deliver to Seller a written notice (the “Calculation Notice”) either (i) advising Seller that Buyer agrees with and accepts the Initial Calculation or (ii) setting forth an explanation in reasonable detail of those items in the Initial Calculation that Buyer disputes and of what Buyer believes is the correct calculation of the Closing Accounts Receivable, the Closing Inventory Amount and the Closing Accounts Payable (a “Disputed Calculation”). If Buyer does not submit a Calculation Notice within the Review Period, then the Initial Calculation shall become final and shall not be subject to further review, challenge or adjustment. If Seller shall concur with the Calculation Notice, or if Seller shall not object to the Calculation Notice in a writing received by Buyer within thirty (30) days after Seller’s receipt of the Calculation Notice, the calculation of the Closing Accounts Receivable, the Closing Inventory Amount and the Closing Accounts Payable set forth in the Calculation Notice shall become final and shall not be subject to further review, challenge or adjustment.

(iv)     If Buyer has submitted a Calculation Notice, but Seller and Buyer are unable to resolve any disputes regarding the Closing Accounts Receivable, the Closing Inventory Amount and/or the Closing Accounts Payable within twenty (20) days after the date of objection to the Calculation Notice, such dispute shall be referred to BDO USA LLP to resolve the amount of the Closing Accounts Receivable, the Closing Inventory Amount and/or the Closing Accounts Payable that is in dispute, or if BDO USA LLP is unwilling or unable (due to a conflict or otherwise) to serve, such other recognized firm of independent financial experts selected by mutual agreement of Buyer and Seller (the “Financial Expert”), and the determination of the Financial Expert, which shall be in writing, shall be final and binding on the parties and shall not be subject to further review, challenge or adjustment absent manifest error. Buyer and Seller shall, promptly (but in any event within ten (10) Business Days) following the formal engagement of the Financial Expert, provide the Financial Expert (copying the other upon submission) with a written presentation setting forth its calculations of and assertions regarding the Disputed Calculation and shall allow the Financial Expert to conduct an independent analysis and audit of the Disputed Calculation using the Accounting Principles and the Sample Working Capital Schedule. The Financial Expert shall determine the Closing Accounts Receivable, the Closing Inventory Amount and the Closing Accounts Payable in accordance with the Accounting Principles and the standards described in this Section 2.5(c), acting as an expert and not an arbitrator. The Financial Expert shall be instructed by Buyer and Seller to use its best efforts to reach such determination not more than thirty (30) days after such referral. Nothing herein shall be construed to authorize or permit the Financial Expert to resolve any specific item in dispute by making an adjustment that is outside the range for such specific item as defined in the Initial Calculation and the Disputed Calculation. Buyer and Seller shall each pay its own costs and expenses incurred in connection with this Section 2.5(c); provided, however, that the fees and expenses of the Financial Expert shall be borne by Seller, on the one hand, and Buyer, on the other hand, in proportion to the dollar value of the item(s) subject to the dispute determined in favor of the other party.

(v)     The “Post-Closing Payment” shall be an amount equal to: (A) the Closing Accounts Receivable; plus (B) the Closing Inventory Amount; minus (C) the Closing Accounts Payable, each as finally determined pursuant to this Section 2.5(c). If the Post-Closing Payment is positive, then Buyer shall deliver to Seller, by wire transfer of immediately available funds to such account or accounts as have been specified in writing by Seller to Buyer, an amount equal to the Post-Closing Payment.

(vi)      If the Post-Closing Payment is negative, then Seller shall deliver to Buyer, by wire transfer of immediately available funds to such account or accounts as have been specified in writing by Buyer to Seller, an amount equal to the Post-Closing Payment.

(vii)     If the Post-Closing Payment is zero (0), then neither Buyer nor Seller shall have any payment obligation pursuant to this Section 2.5(c).

(viii)    Amounts paid pursuant to this Section 2.5(c) shall be deemed for Tax purposes to be consideration paid pursuant to the Transaction to the extent permitted by applicable Law. Any payments made by any Person pursuant to this Section 2.5(c) shall be made within five (5) Business Days after the date on which the Closing Accounts Receivable, the Closing Inventory Amount and the Closing Accounts Payable are final and binding on the parties.

Section 2.6        Closing. The closing of the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 (or by means of a virtual closing through electronic exchange of signatures), on the Effective Date, immediately following the execution and delivery of this Agreement. The Closing shall be deemed effective as of the Effective Time.

Section 2.7        Nonassignability of Assets. Notwithstanding anything to the contrary set forth in this Agreement, to the extent that the Transfer or attempted Transfer to Buyer of any asset that would be a Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom is (i) prohibited by any applicable Law or (ii) without a Permit or Consent would (A) constitute a breach or other contravention thereof, (B) subject Seller, Buyer or any of their respective officers, directors, agents or Affiliates to criminal liability or (C) be ineffective, void or voidable and such Permit or Consent has not been obtained prior to the Closing, then in each case, the Closing shall proceed without the Transfer of such asset. The Parties shall use their reasonable best efforts to promptly obtain such Permit or Consent. Pending obtaining such Permit or Consent, Seller and Buyer shall use commercially reasonable efforts to cooperate with each other to agree to any reasonable and lawful arrangements designed to provide Buyer with the economic claims, rights and benefits under such asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to Buyer to the extent contractually permissible. Once the required Permit or Consent is obtained, Seller shall, or shall cause the relevant Affiliates to, Transfer such asset to Buyer at no additional cost to Buyer.

Section 2.8     Withholding.

(a)     Buyer shall be entitled to deduct and withhold from any payments to be made hereunder such amounts, if any, that it is required to deduct and withhold on account of Taxes under applicable Law. To the extent any amounts are so deducted and withheld in accordance with the previous sentence, and duly and timely deposited with the appropriate Governmental Entity by Buyer, such amounts shall be treated for purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(b)     Notwithstanding any provision hereof to the contrary, no amount shall be deducted and withheld from any amounts payable to Seller pursuant to this Agreement (including, but not limited to, payments made pursuant to Section 5.8(f)) unless (i) Buyer, or any other Person making such payment, shall provide Seller with commercially reasonable notice, in writing, proposing the amount of such withholding and identifying the applicable Law requiring such deduction and withholding; and (ii) Buyer and, if applicable, the other Person making such payment, cooperates with Seller in good faith to the extent reasonable to obtain reduction of or relief from such obligation to deduct and withhold.

(c)     To the extent any withholding or deduction is required to be made from payments made hereunder as a result of an assignment by Buyer (or its Affiliates) of this Agreement to a non-U.S. Affiliate of Buyer, which withholding or deduction would not have been required absent such assignment, (any such amount withheld or deducted, an “Incremental Withholding”), Buyer shall increase the payment otherwise payable pursuant to this Agreement as necessary so that after such Incremental Withholding has been made (including such withholdings and deductions applicable to additional sums payable under this Section 2.8(c)) the recipient receives an amount equal to the payment it would have received had no such Incremental Withholding been made.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Buyer by Seller on or prior to the Effective Date (the “Seller Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent based on a plain reading of such disclosure), Seller hereby represents and warrants to Buyer as follows:

Section 3.1     Organization, Good Standing and Qualification. Seller and each Seller Entity (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate the Transferred Assets currently held by it and to carry on such portion of the Business as is presently conducted by it and (c) is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of Transferred Assets or conduct of the Business conducted by it requires such qualification, except where the failure to be so qualified or in good standing would not materially affect the operation of the Business.

Section 3.2     Authority; Approval(a). Seller and each Seller Entity that is a party to any of the Transaction Documents has all requisite corporate or other organizational power and authority to execute and deliver each of the Transaction Documents to which it is or will be a party, to perform its obligations thereunder and to consummate the Transaction. The execution, delivery and performance of this Agreement by Seller has been duly and validly authorized by all necessary corporate action on the part of Seller. The execution, delivery and performance of each of the Ancillary Agreements to which Seller or any Seller Entity is a party has been duly authorized by all necessary corporate or other action on the part of such Person. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by Seller and each Seller Entity party thereto and, when executed and delivered by Buyer and the other parties thereto, will constitute a valid and binding agreement of Seller and each such Seller Entity, enforceable against Seller and each such Seller Entity pursuant to its terms, subject to bankruptcy, insolvency, fraudulent conveyance, preferential transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

Section 3.3     Governmental Filings; No Violations.

(a)     No notices, reports or other filings are required to be made by Seller or any of the Seller Entities with, nor are any Permits required to be obtained by Seller or any of the Seller Entities from, any Governmental Entity, in connection with the execution, delivery and performance of the Transaction Documents by Seller or any Seller Entity or the consummation of the Transaction, except for such notices, reports, other filings or Permits that the failure to make or obtain would not prevent, materially delay or materially impair the consummation of the Transaction.

(b)     The execution, delivery and performance by Seller and each of the Seller Entities of the Transaction Documents to which they are a party do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of or default (with or without notice, lapse of time or both) under, or give rise to any right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligations under, or result in the creation of any Encumbrance, other than a Permitted Encumbrance, upon any of the Transferred Assets under any provision of (i) the certificate of incorporation, bylaws or comparable governing documents of Seller or any Seller Entity, (ii) any Transferred Contract or (iii) any Law to which Seller or any Seller Entity, the Business and the Transferred Assets are subject, other than in the case of clause (ii), immaterial conflicts, immaterial violations or immaterial defaults of such Transferred Contracts that do not give rise to any right of termination, loss of material rights, adverse modification of provisions, cancellation or accelerations of any obligations under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance).

Section 3.4     Financial Statements.

(a)     Section 3.4(a) of the Seller Disclosure Letter sets forth (i) the audited consolidated balance sheet of Seller as of December 31, 2019 and the related audited income statement for the period beginning January 1, 2019 and ended December 31, 2019 (collectively, the “Financial Statements”) and (ii) an unaudited balance sheet of Ting (the “Balance Sheet”) as of May 31, 2020 (the “Most Recent Balance Sheet Date”). The Balance Sheet was derived from the financial data inputs into the Financial Statements and the financial accounting and reporting systems of Seller. The Balance Sheet and the Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with prior periods and in accordance with the applicable Books and Records of Seller and the Seller Entities.

(b)     The Financial Statements fairly present in all material respects the financial position of the Business, taken as a whole, during the applicable period presented therein.

(c)     All Accounts Receivable are valid receivables and were incurred in the Ordinary Course of Business for bona fide transactions involving the sale of goods or services rendered. No such Accounts Receivable (i) are subject to any pending or threatened set-off, discount or counterclaim, other than for which a reserve has been established on the Balance Sheet or (ii) have been assigned or pledged to any Person.

(d)     Section 3.4(d) of the Seller Disclosure Letter sets forth a true, complete and correct list of all items of Inventory held by Seller and each Seller Entity (broken down on an individual SKU basis) as of May 31, 2020. All Inventory has been maintained in the Ordinary Course of Business, consists of items of a quality usable or saleable in the Ordinary Course of Business (subject in each case to the extent of reserves established thereunder) and is and will be in quantities sufficient for the normal operation of the Business in the Ordinary Course of Business. All damaged and/or obsolete units of Inventory have been written off or written down to their appropriate value on the Balance Sheet.

Section 3.5     Absence of Certain Changes.

Except as set forth on Section 3.5 of the Seller Disclosure Letter, since the Most Recent Balance Sheet Date, (A) Seller and the Seller Entities have conducted the Business in the Ordinary Course, consistent with past practice (except for actions related to the negotiation, execution or delivery of this Agreement or the Transaction (or the sales process relating to the potential sale of the Business)) and (B) there has not been:

(i)       any incurrence, assumption or guarantee by Seller or any Seller Entity of any Indebtedness for borrowed money related to the Business;

(ii)      any creation or other incurrence of any Encumbrance on any Transferred Asset, other than Permitted Encumbrances;

(iii)     the modification, amendment, cancellation, termination (receipt of notice of termination), forfeiture or failure to renew (other than in the Ordinary Course of Business) any of the Transferred Contracts or Contracts that would have been Transferred Contracts but for such termination prior to the Effective Date;

(iv)     any merger or consolidation involving the Business or any sale, assignment, lease or other transfer or disposition of any of the Transferred Assets (or of any assets that would have constituted Transferred Assets if such assets were owned by Seller or its Affiliates as of the Closing), other than in the Ordinary Course of Business;

(v)     any transaction or commitment made by Seller or any Seller Entity relating to the Transferred Assets (including the acquisition of any assets) or any relinquishment by Seller of any of the Transferred Contracts or other right, in either case, other than transactions and commitments in the Ordinary Course of Business consistent with past practice and those contemplated by this Agreement;

(vi)     any (A) delay or acceleration of collection of any Accounts Receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the Ordinary Course of Business or (B) delay or acceleration of payment of any Transferred Accounts Payable in advance of their due date or the date such liability would have been paid in the Ordinary Course of Business;

(vii)     any sales of, or offers to sell, Inventory at a greater discount from listed prices than offered for such Inventory in the Ordinary Course of Business for such Inventory;

(viii)     any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Seller or any of its Subsidiaries, whether or not covered by insurance, that would have been a Transferred Asset but for such material damage, destruction or other casualty loss; or

(ix)      any Change that has had a Material Adverse Effect.

Section 3.6        No Undisclosed Liabilities. There are no Liabilities of the Business of a type required to be reflected on a balance sheet prepared in accordance with GAAP, other than Liabilities that (a) are adequately reflected or reserved against on the Balance Sheet, (b) have been incurred since the Most Recent Balance Sheet Date in the Ordinary Course, (c) have been incurred in the performance of obligations under the Transferred Contracts (but not Liabilities incurred as a result of breaches of any such Transferred Contract) or (d) are Excluded Liabilities.

Section 3.7        Litigation.

(a)     As of the Effective Date, there are no, and since January 1, 2018, there have been no, Actions pending or, to the Knowledge of Seller, threatened against Seller or any of the Seller Entities related to the Business.

(b)     Neither Seller nor any Seller Entity is a party to or subject to the provisions of any Order of any Governmental Entity related to the Business.

Section 3.8     Compliance with Laws; Permits.

(a)     The Business is not being and has not been conducted in violation of any applicable Laws in any material respect. No investigation or review by any Governmental Entity with respect to the Business is pending or has been threatened in writing. Seller has not received any notice or communication alleging any material noncompliance with any such applicable Laws by the Business.

(b)     Seller and each Seller Entity has obtained and is in compliance in all material respects with all Permits required to conduct the Business as presently conducted.

Section 3.9     Anti-Corruption; Sanctions.

(a)     Each of Seller and the Seller Entities has complied with all applicable provisions and requirements of the U.S. Foreign Corrupt Practices Act of 1977 and all other applicable anti-bribery, anti-corruption and anti-money laundering Laws (the “Anti-Corruption Laws”) in all material respects. Seller and the Seller Entities have instituted and since January 1, 2018 have maintained policies and procedures reasonably designed to ensure, and that are effective at ensuring, compliance by the Business with, and preventing breaches by the Business of, such Anti-Corruption Laws.

(b)     None of Seller or any of the Seller Entities or any of their respective directors, officers or employees or, to the Knowledge of Seller, any agents, representatives or other Persons who perform or have performed services on their behalf have, since January 1, 2018, directly or indirectly, in connection with the Business, violated, or been subject to actual or pending or threatened civil, criminal, administrative or other actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements or enforcement actions relating to, any Anti-Corruption Law or any Law or regulation related to anti-corruption, anti-money laundering or terrorism financing.

(c)     None of Seller or any of the Seller Entities or any of their respective directors, officers or employees or, to the Knowledge of Seller, any agents, representatives or other Persons who perform or have performed services on their behalf have, since January 1, 2018, directly or indirectly, in connection with the Business, given, made, offered, promised, authorized or received or agreed to give, make, offer, promise, authorize or receive any payment, gift, contribution, commission, rebate, promotional allowance, expenditure or other economic advantage or benefit: (i) that would violate any applicable Anti-Corruption Law; or (ii) to or for a Public Official with the intention of: (A) improperly influencing any official act or decision of such Public Official; (B) inducing such Public Official to do or omit to do any act in violation of his lawful duty; (C) securing any improper advantage or benefit; or (D) inducing such Public Official to influence or affect any act or decision of any Governmental Entity or commercial enterprise owned or controlled by any Governmental Entity.

(d)     None of Seller or any of the Seller Entities or any of their respective directors, officers, employees, agents, representatives or other Persons, in each case, who perform or have performed services with respect to the Business on behalf of Seller or any Seller Entity is a Person that is, or is owned fifty percent (50%) or more, individually or in the aggregate, directly or indirectly, or controlled by one or more Persons that are: (i) the subject or target of any economic or trade sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (including designation as a “Specially Designated National or Blocked Person”), the U.S. Department of State, the United Nations Security Council, the EU, Her Majesty’s Treasury, or any other applicable sanctions authority, or any executive order, directive or regulation pursuant to the authority of any of the foregoing, including the regulations of the United States Department of the Treasury set forth under 31 C.F.R., Subtitle B, Chapter V, as amended, or any orders or licenses issued thereunder (collectively, “Targeted Sanctions”); (ii) located, organized or resident, or doing business, in a country or territory that is the subject of sanctions (which, as of the date of this Agreement, includes Crimea, Cuba, Iran, North Korea and Syria) (collectively, “Territorial Sanctions”); or (iii) a party of concern identified on one or more of the Denied Persons List, Entity List, Unverified List or Consolidated Screening List, each as published and maintained by the Bureau of Industry and Security of the U.S. Department of Commerce (“BIS”). Since January 1, 2015, Seller and each of the Seller Entities has been in material compliance with all applicable Targeted Sanctions, Territorial Sanctions and the export control laws administered and enforced by BIS or, if applicable, the U.S. Department of State’s Directorate of Defense Trade Controls in connection with conducting the Business.

Section 3.10     Transferred Contracts Seller has delivered to, or made available to, Buyer correct and complete copies of each written Transferred Contract, including each amendment thereto and a reasonably detailed written description of each oral Transferred Contract. Each of the Transferred Contracts is valid, binding and enforceable on Seller or the applicable Seller Entity, as the case may be, and, to the Knowledge of Seller, each other party thereto, subject to the Bankruptcy and Equity Exception, and is in full force and effect. There is no violation of, or default under, any such Transferred Contract by Seller or any of the Seller Entities, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by Seller or any of the Seller Entities or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder. To the Knowledge of Seller, no counterparty to any Transferred Contract is in violation of or default under any such Transferred Contract, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by any counterparty thereto.

Section 3.11     Title; Sufficiency of Assets.

(a)     Seller and the Seller Entities have, and at the Closing, Seller and each Seller Entity will Transfer to Buyer, good title to, or a valid leasehold interest in, the personal property included in the Transferred Assets, in each case free and clear of all Encumbrances, other than Permitted Encumbrances. No Person other than Seller or a Seller Entity owns, leases or operates any of the Transferred Assets. The personal property included in the Transferred Assets is in good working order (ordinary wear and tear excepted), is free from any material defect and has been maintained in all material respects in accordance with generally accepted industry standards.

(b)     Except for the Excluded Assets, the Transferred Assets, when taken together with the Ting Marks and the Seller Services, constitute all the assets, properties and rights of Seller and the Seller Entities necessary to conduct the Business as conducted as of the Closing and, immediately after the Closing, necessary for Buyer to continue to operate and conduct the Business in all material respects as conducted as of the Closing assuming all Consents required in connection with the consummation of the transactions contemplated by the Transaction Documents have been obtained; provided, however, that nothing in this Section 3.11(b) shall be considered a guarantee of or representation regarding the performance of the Seller Services.

Section 3.12     Solvency. Seller and the Seller Entities, on both an individual and collective basis, (a) are currently Solvent and (b) will be Solvent immediately after giving effect to the Closing. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Seller or its Subsidiaries.

Section 3.13     Taxes.

(a)     All material Tax Returns required to be filed by Seller and each Seller Entity with respect to the Business or the Transferred Assets have been duly and timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete in all material respects.

(b)     Seller and each Seller Entity has timely paid (or caused to be paid) all Taxes that are due and payable, whether or not shown as due on any Tax Returns, in respect of the Business and the Transferred Assets.

(c)     All material Taxes required to be withheld and remitted by Seller and each Seller Entity under any applicable law with respect to the Business or the Transferred Assets have been duly and timely withheld and remitted to the proper Tax authority.

(d)     There are no material Encumbrances on the Transferred Assets for any failure (or alleged failure) to pay Taxes.

(e)     Neither Seller nor any Seller Entity is engaged in any audit, examination or investigation by any Tax authority for which it expects a material assessment. No Tax authority has asserted any material tax assessments, deficiencies or adjustments related to the Transferred Assets or the Business that has not since been resolved and paid in full.

(f)      No claim has been made in writing by any Tax authority in a jurisdiction where Seller or a Seller Entity does not file Tax Returns that it is or may be subject to taxation with respect to the Business or the Transferred Assets in that jurisdiction, which claim has not been resolved and, if applicable, paid.

(g)     No written agreement waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any material Taxes, in each case, is currently in effect with respect to the Business or the Transferred Assets.

Section 3.14     Intellectual Property.

(a)     Neither Seller nor any of its Affiliates are bound by any outstanding judgment, injunction, order or decree or any contractual or other obligation materially restricting the use of the Transferred Intellectual Property, or materially restricting the licensing or assignment thereof to any Person. With respect to the Transferred Intellectual Property that is Registered, (i) all such Intellectual Property Rights are subsisting, valid, and in full force and effect and, to the Knowledge of Seller, enforceable; and (ii) Seller or one of its controlled Affiliates is the owner of record and has paid all maintenance fees and made all filings that are required to be made prior to the Effective Date to maintain Seller’s, or its applicable Affiliate’s, ownership thereof.

(b)     Except for the Excluded Assets, the Transferred Intellectual Property, when taken together with the [REDACTED] and Intellectual Property Rights licensed or otherwise used by Seller and its Affiliates to provide Seller Services, in each case pursuant to the Master Services Agreement or Transition Services Agreement, constitute all the Intellectual Property Rights used by Seller and its Affiliates to conduct the Business in all material respects as conducted immediately prior to the Closing. The Transferred Contracts include all Contracts pursuant to which (i) any license or other right is granted under any material Transferred Intellectual Property to any third party, or (ii) any Person has granted any license or other right under Intellectual Property Rights to Seller or any of its Affiliates that is material to the Transferred Intellectual Property.

(c)     Seller and its Affiliates exclusively own all right, title and interest in all the Transferred Intellectual Property, free and clear of all Encumbrances, and have all necessary rights to Transfer the Transferred Intellectual Property to Buyer.

(d)     The conduct of the Business has not infringed, misappropriated or otherwise violated any Intellectual Property Rights of any third party, except for such infringements, misappropriations or other violations that would not reasonably be expected to be material to the Business. No Actions are pending and no written notices have been received by Seller or any of its Affiliates, in each case, alleging any infringement, misappropriation or other violation by Seller or any of its Affiliates of the Intellectual Property Rights of any third party with respect to the Business. Except as set forth in Section 3.14(d) of the Seller Disclosure Letter, since January 1, 2018, to the Knowledge of Seller, no Person has infringed, misappropriated, or otherwise violated any of the Transferred Intellectual Property, and neither Seller nor any of its Affiliates has made or asserted any claim, demand or notice against any Person alleging any such infringement, misappropriation or other violation, in each case, that would reasonably be expected to be material to the Business. Since January 1, 2018, there has been no litigation, opposition, cancellation, Action or claim pending, asserted or threatened in writing concerning the ownership, or the right to use any Transferred Intellectual Property, or the validity, registrability or enforceability of any Transferred Intellectual Property that is Registered.

(e)     Seller and its Affiliates have taken all commercially reasonable measures to protect the confidentiality of all Trade Secrets included in the Transferred Intellectual Property, and such Trade Secrets have not been disclosed by Seller or its Affiliates to any Person except pursuant to written non-disclosure agreements that, to the Knowledge of Seller, have not been breached by such Person.

(f)     Each Person (including current and former employees and independent contractors) who has created or developed for or on behalf of Seller or any of its Affiliates any Intellectual Property Rights that would have been part of the Transferred Assets had it been owned by Seller or any of its Affiliates, has signed a valid and enforceable agreement containing an irrevocable present assignment to Seller or one of its Affiliates, as appropriate, of all such Intellectual Property Rights. No such Person retains any right, title or interest in or to any such Intellectual Property Rights.

(g)     Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated by the Ancillary Agreements, will result in the loss or impairment of any of the Transferred Intellectual Property.

(h)     Seller and its Affiliates have at all times (i) complied in all material respects with all Information Privacy and Security Requirements applicable to the Business and (ii) implemented and maintained commercially reasonable administrative, technical and physical safeguards designed to protect Personal Information relating to the Business against unauthorized access, use, loss and damage.

(i)      To the Knowledge of Seller, there has been no unauthorized access to, or misuse of, any Personal Information relating to the Business maintained by or on behalf of Seller or any of its Affiliates. No Person (including any Governmental Entity) has made any claim or commenced any Action with respect to any unauthorized access to, or misuse of, any Personal Information relating to the Business maintained by or on behalf of Seller or any of its Affiliates.

Section 3.15     Brokers and Finders. None of Seller, any of the Seller Entities or any of their respective directors or officers, as applicable, has employed any investment banker, broker or finder or incurred or will incur any liability for any brokerage payments, investment banking fees, commissions, finders’ fees or other similar payments in connection with the Transaction.

Section 3.16     Distributors and Suppliers.

(a)     Section 3.16(a) of the Seller Disclosure Letter sets forth a correct and complete list of the top five (5) largest agents, dealers, resellers or other distributors of the Business for the twelve (12)-month period ended December 31, 2019 based on the dollar value of the amounts paid to such Persons during such period (each, a “Significant Distributor”), together with the amount received by such Significant Distributor during such period.

(b)     Section 3.16(b) of the Seller Disclosure Letter sets forth a correct and complete list of the following suppliers (each, a “Significant Supplier”): (i) the top five (5) largest suppliers of the Business for the twelve (12)-month period ended December 31, 2019 based on the dollar value of goods and services purchased from each supplier during such period, together with the amount paid to such Significant Supplier during such period, and (ii) all suppliers of goods and services which are the sole source for the Business and have a purchase amount of such goods and services greater than $75,000 during such period (each, a “Sole Source Supplier”).

(c)     Since January 1, 2019, no Significant Distributor, Significant Supplier, Sole Source Supplier or other material supplier, vendor, collaborator, distributor or licensor of the Business has cancelled or otherwise terminated its relationship with the Business or has materially altered, in a manner adverse to the Business, its relationship with Seller or any Seller Entity. To the Knowledge of Seller, no such Significant Supplier, Significant Distributor, Sole Source Supplier or other material supplier, vendor, collaborator, distributor or licensor has any plan or intention, and has not threatened in writing, to terminate, cancel or otherwise materially modify its relationship with Seller or any Seller Entity. Seller is not involved in any claim, dispute or controversy with any (i) Significant Distributor or any other direct customers of the Business or (ii) Significant Supplier, Sole Source Supplier or any other direct supplier of the Business.

Section 3.17     Subscribers. Section 3.17 of the Seller Disclosure Letter sets forth as of the first Business Day of each month since January 1, 2019: (i) the total number of mobile telephone numbers maintained by Seller or any of the Seller Entities and assigned to an end user of the mobile wireless voice or data services of Seller or any of the Seller Entities who thereby obtains mobile voice or data services (“Subscribers”); (ii) the total number of Subscribers that are assigned to each mobile network operator network utilized by Seller or any of the Seller Entities; (iii) the total number of Subscribers that were deactivated since the first Business Day of the immediately preceding month; (iv) the average data usage per Subscriber since the first Business Day of the immediately preceding month; (v) the average revenue recognized by Seller or any of the Seller Entities for each Subscriber since the first Business Day of the immediately preceding month; and (vi) the average acquisition and retention expenditures of Seller or any of the Seller Entities for each new Subscriber since the first Business Day of the immediately preceding month.

Section 3.18     Material Commingled Contracts. Section 3.18 of the Seller Disclosure Letter sets forth all Material Commingled Contracts as of the Effective Date.

Section 3.19     No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III, as qualified by the Seller Disclosure Letter, none of Seller, any of the Seller Entities or any other Person has made or makes any other express or implied representation or warranty, including with respect to the Business, the Transferred Assets, the Transaction or any other transaction contemplated by the Transaction Documents or with respect to the accuracy or completeness of any other information provided, made available or communicated (orally or in writing) to Buyer, any of its Subsidiaries or their respective Affiliates or representatives. Except for the representations and warranties expressly set forth in this Article III, as qualified by the Seller Disclosure Letter, Seller and the Seller Entities hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement or other information provided, made available or communicated (orally or in writing) to Buyer, any of its Subsidiaries or their respective Affiliates or representatives, whether made available, communicated or furnished by Seller, any of the Seller Entities, any of their respective Affiliates or any other Person.

Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

Section 4.1     Organization, Good Standing and Qualification. Buyer (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to materially delay or impair the ability of Buyer to consummate the Transaction or the other transactions contemplated by this Agreement.

Section 4.2     Authority; Approval. Buyer and each Buyer Ancillary Counterparty has full corporate or other organizational power and authority to execute and deliver each of the Transaction Documents to which it is or will be a party, to perform its obligations thereunder and to consummate the Transaction. The execution, delivery and performance of this Agreement by Buyer has been duly and validly authorized by all necessary corporate action on the part of Buyer. The execution, delivery and performance of each of the Ancillary Agreements to which Buyer or any Buyer Ancillary Counterparty is or will be a party has been duly and validly authorized by all necessary corporate or other action on the part of such Person. This Agreement and each of the Ancillary Agreements has been duly executed and delivered by Buyer and each Buyer Ancillary Counterparty party thereto and constitutes a valid and binding agreement of Buyer enforceable against Buyer and each Buyer Ancillary Counterparty pursuant to its terms, subject to the Bankruptcy and Equity Exception.

Section 4.3     Governmental Filings; No Violations.

(a)     No notices, reports or other filings are required to be made by Buyer with, nor are any Permits required to be obtained by Buyer from, any Governmental Entity in connection with the execution, delivery and performance of the Transaction Documents by Buyer and the consummation of the Transaction, except for such notices, reports, other filings or Permits that the failure to make or obtain would not prevent, materially delay or materially impair the consummation of the Transaction.

(b)     The execution, delivery and performance of the Transaction Documents by Buyer do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with or result in any violation of or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, loss of rights, adverse modification of provisions, cancellation or acceleration of any obligation under, (i) Buyer’s organizational documents, (ii) any Contract binding upon Buyer or (iii) any Law to which Buyer is subject, other than in the case of clause (ii), conflicts, violations or defaults of such Contracts that would not reasonably be expected to materially delay or impair the ability of Buyer to consummate the Transaction or the other transactions contemplated by this Agreement.

Section 4.4     Available Funds. Buyer has available funds sufficient to enable it to consummate the Transaction and satisfy all of its obligations under this Agreement when required to do so pursuant to the terms hereof.

Section 4.5     Brokers and Finders. Neither Buyer nor any of its Subsidiaries, nor any of their respective directors or employees (including any officers), has employed any broker, finder or investment bank or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement.

Section 4.6     Solvency. Immediately after giving effect to the Transaction, Buyer will be Solvent. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Buyer, its Subsidiaries or any of their respective Affiliates.

Section 4.7     Litigation. As of the Effective Date, there are no Actions pending or, to the Knowledge of Buyer, threatened against Buyer seeking to prevent or challenge the Transaction or any other transaction contemplated by this Agreement.

Section 4.8     Non-Reliance. Buyer acknowledges and agrees that (a) Buyer, its Subsidiaries and their respective Affiliates have been given the opportunity to investigate and have undertaken their own independent investigation to the full extent deemed necessary and desirable by Buyer to enable it to make a decision with respect to the execution and delivery of this Agreement and the performance of its obligations hereunder and (b) in making its decision to enter into this Agreement and to consummate the Transaction, Buyer is not relying on any representation, warranty, agreement, statement, document, record, report, projection, material or information made or provided by Seller, any of the Seller Entities or any of their respective Affiliates or representatives except for the representations and warranties expressly set forth in Article III of this Agreement, as qualified by the Seller Disclosure Letter. Buyer further acknowledges and agrees that the representations and warranties expressly set forth in Article III of this Agreement, as qualified by the Seller Disclosure Letter, constitute the sole and exclusive representations, warranties and statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples), of Seller or any of the Seller Entities as to any matter concerning the Business, the Transferred Assets, the Transaction or any other transaction contemplated by the Transaction Documents.

Article V

COVENANTS

Section 5.1     Access and Information. Subject to applicable Law, and to the extent reasonably required for tax, accounting, regulatory, compliance, litigation or solely for investigation purposes, or otherwise reasonably requested by any of the Parties (other than in connection with a dispute, claim or litigation between Buyer or any Affiliates of Buyer and Seller or any Seller Entity):

(a)     Buyer shall and shall cause its Subsidiaries to (i) retain all books, ledgers, files, reports, plans, operating records and any other material documents in existence at the Closing (collectively, the “Records”) pertaining to Seller and its Affiliates for a period of five (5) years from the Effective Date and (ii) provide Seller, at Seller’s expense, with reasonable access without hindering the normal operations of Buyer and its Subsidiaries (solely for the purpose of inspection and copying), during normal business hours, and upon reasonable advance notice and under the supervision of Buyer’s or its Subsidiaries’ personnel, to such Records with respect to periods or occurrences prior to the Effective Date, in each case for Seller’s preparation of financial statements, taxes, reporting obligations, compliance with Laws and other reasonable purposes. Notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 5.1(a), Buyer and its Subsidiaries may withhold access, documents or information that in the reasonable judgment of Buyer would result in the disclosure of any Trade Secrets of third parties or violate any of its obligations with respect to confidentiality.

(b)     Seller shall and shall cause its Subsidiaries to (i) retain all Records pertaining to Buyer and its Affiliates for a period of five (5) years from the Effective Date and (ii) provide Buyer, at Buyer’s expense, with reasonable access without hindering the normal operations of Seller and its Subsidiaries (solely for the purpose of inspection and copying), during normal business hours, and upon reasonable advance notice and under the supervision of Seller’s or its Subsidiaries’ personnel, to such Records with respect to periods or occurrences prior to the Effective Date, in each case for Buyer’s preparation of financial statements, taxes, reporting obligations, compliance with Laws and other reasonable purposes. Notwithstanding anything to the contrary set forth in the foregoing provisions of this Section 5.1(b), Seller and its Subsidiaries may withhold access, documents or information that in the reasonable judgment of Seller would result in the disclosure of any Trade Secrets of third parties or violate any of its obligations with respect to confidentiality.

Section 5.2     Tax Matters.

(a)     Seller and Buyer shall, solely with respect to the Businesses and the Transferred Assets, at the other Party’s expense, (i) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, or the defense of any audit or other examination by any Tax authority or any judicial or administrative Action with respect to Taxes, and (ii) each retain and provide the other with any records or other information which the other may reasonably request that are relevant to such Tax Return, audit, examination or Action.

(b)     In the case of any taxable period that begins on or before the Effective Date and ends thereafter (each, a “Straddle Period”), any real property, personal property, improvement, assessment, special assessment, ad valorem and similar Taxes with respect to the Business or the Transferred Assets for such Straddle Period shall be allocated to the portion of such Straddle Period ending on the Effective Date (and therefore shall be an Excluded Liability) in an amount equal to the total amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on (and including) the Effective Date and the denominator of which is the number of days in the entire Straddle Period.

(c)     All transfer, documentary, sales, use, registration, value-added and other similar Taxes (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the Ancillary Agreements, the Transaction or the other transactions contemplated hereby and thereby (collectively, “Transfer Taxes”) shall be borne and timely paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller or the relevant Seller Entity. Each Party shall use commercially reasonable efforts to cooperate upon request as reasonably necessary to minimize the amount of any such Transfer Taxes.

(d)     The amount of any Tax refunds or credits that are received by Buyer with respect to the Business, the Transferred Assets or the Assumed Liabilities that are attributable to any Tax period (or portion thereof) ending on or prior to the Closing (“Pre-Closing Tax Refunds”) shall be for the account of Seller, and Buyer shall cause to be paid over to Seller any such Pre-Closing Tax Refund (regardless of whether Buyer receives such Pre-Closing Tax Refund in the form of cash or as a credit), and any interest received thereon, within five (5) days after receipt thereof. Buyer shall use commercially reasonable efforts to claim or cause to be claimed or utilize or cause to be utilized any such Pre-Closing Tax Refund and to furnish Seller all information, records and assistance necessary to verify the amount of the Pre-Closing Tax Refunds. Buyer shall, if Seller so requests, cause the relevant entity (Buyer, any of its Affiliates or any successors thereof) to timely file for and use commercially reasonable efforts to obtain any such Pre-Closing Tax Refunds.

(e)     Except as otherwise required by applicable Law or without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), Buyer shall not take any of the following actions (or cause or permit any Affiliate to take any of the following actions) relating to the Transferred Assets (i) amend any Tax Return for any Tax period ending prior to or on the Closing, (ii) file a Tax Return with respect to any Tax period on or before the Effective Date (a “Pre-Closing Tax Period”), in any jurisdiction in which Tax Returns were not filed prior to the Closing, (iii) extend or waive, or cause to be extended or waived any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, (iv) make or change any material Tax election or accounting method or practice that has retroactive effect to any Pre-Closing Tax Period, or (v) initiate any voluntary disclosure or other communication with any Taxing Authority (with respect to a Pre-Closing Tax Period) relating to any actual or potential Tax payment or Tax Return filing obligation.

Section 5.3     Insurance.

(a)     Seller shall, and shall cause its Affiliates to, assign to Buyer all proceeds under any of Seller’s or any of its Affiliates’ third-party insurance policies written prior to the Closing in connection with (i) the damage or destruction prior to the Effective Date of any of the Transferred Assets, or (ii) any Assumed Liability (other than, in the case of this clause (ii), where insurance proceeds are directly or indirectly funded by Seller or any Seller Entity through self-insurance or other similar arrangement). Seller agrees to use its reasonable efforts to obtain any necessary Consents or approvals of any insurance company or other third party relating to any such assignment. If such proceeds are not assignable, Seller agrees to pay any such proceeds received by it or any of its Affiliates to Buyer promptly upon the receipt thereof.

(b)     Except as set forth in Section 5.3(a), from and after the Closing, the Business, the Transferred Assets and the Assumed Liabilities shall cease to be insured by Seller’s or its Affiliates’ insurance policies or by any of their self-insurance programs or other similar arrangements, and Buyer (i) agrees to arrange for its own insurance policies (including self-insurance or similar arrangements funded directly or indirectly by Buyer or any of its Affiliates) with respect to the Business, the Transferred Assets and the Assumed Liabilities covering all periods from and after the Closing and (ii) without prejudice to any right to indemnification under this Agreement or any other Ancillary Agreement, agrees not to seek, through any means, to benefit from any of Seller’s or its Affiliates’ insurance policies which may provide coverage for claims relating in any way to the Business. Seller may, effective at or after the Closing, amend any insurance policies and ancillary arrangements in the manner it deems appropriate to give effect to this Section 5.3. This Agreement shall not be considered an attempted assignment of any policy of insurance or as a Contract of insurance and shall not be construed to waive any right or remedy of Seller in respect of any insurance policy or any other Contract or policy of insurance.

Section 5.4     Non-Competition.

(a)     Nothing in this Agreement shall be deemed to prohibit, prevent or in any way hinder or otherwise adversely affect Seller’s or any Seller Entity’s ability to market and provide high bandwidth Internet access services (including fiber or 5G access points) to residences and places of business and domain name-related services, including using and displaying the Ting Marks in accordance with Section 5.8. Except as set forth in the Transition Services Agreement or the Master Services Agreement, Seller agrees that for the period commencing on the Effective Date and expiring on the fifth (5th) anniversary of the Effective Date, neither it nor any of its Affiliates shall, either directly or indirectly, alone or with others, (i) engage in, continue in, carry on, control, operate, manage or have any ownership or financial interest in any mobile wireless service provider in the U.S., (ii) other than any Additional Customer Accounts, add any additional mobile phone customers in the U.S. or (iii) induce or attempt to induce any subscriber, customer, supplier or other business relationship of the Business to cease or limit doing business with Buyer or any of Buyer’s Affiliates; provided, that nothing in this Section 5.4(a) shall preclude Seller or any Seller Entity from (A) using and displaying the Ting Marks in accordance with Section 5.8; (B) exercising its rights or performing or complying with its obligations under or as contemplated by this Agreement or any of the Ancillary Agreements, [REDACTED]; (D) operating, controlling, managing, providing services as, or having any ownership or financial interest in, a mobile virtual network enabler; or (E) purchasing or owning less than five percent (5%) of the publicly traded securities of any company; provided further, (y) Seller and its Affiliates may not target any current or former subscriber or customer of any service provided by Buyer or its Affiliates or induce such subscribers or customers to switch from any services provided by Buyer or its Affiliates to any other provider of similar services, including Seller or its Affiliates; and (z) with respect to Seller’s efforts in clauses (B) and (C) of this Section 5.4(a), Seller and its Affiliates may only market, advertise or sell any services, or communicate with potential customers in the zip codes that are set forth on Schedule 5.4, which schedule shall be updated by the good faith agreement of the Parties on a monthly basis to reflect the geographic areas not covered by a network owned or accessed by Buyer or its Affiliates. For clarity, a geographic area accessed by Buyer or its Affiliates does not include an area in which the underlying carrier provides access via roaming agreements with third parties.

(b)     The Parties acknowledge that the restrictions set forth in this Section 5.4 are reasonable in scope and duration. The Parties further acknowledge that the restrictions set forth in this Section 5.4 are necessary to protect Buyer’s significant investment in the Business, including its goodwill, and that Buyer would not enter into this Agreement without the restrictions contained in this Section 5.4. It is the desire and intent of the Parties that the provisions of this Section 5.4 be enforced to the fullest extent permissible under applicable Law. Therefore, the Parties agree that money damages would not be a sufficient remedy for any threatened or actual breach of Section 5.4(a) by Seller, and that, in addition to all other remedies it may be entitled to, Buyer will be entitled to seek specific performance, injunctive and other equitable relief as a remedy for any such breach. If any covenant in this Section 5.4 is found to be invalid, void or unenforceable in any jurisdiction by a final determination of a Governmental Entity of competent jurisdiction, the Parties agree that: (i) such determination will not affect the validity or enforceability of (A) the offending term or provision in any other jurisdiction or (B) the remaining terms and provisions of this Section 5.4 in any jurisdiction; (ii) the offending term or provision will be reformed rather than voided and the Governmental Entity making such determination will have the power to reduce the scope, duration or geographical area of any invalid or unenforceable term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, in order to render the restrictive covenants set forth in this Section 5.4 enforceable to the fullest extent permitted by applicable Law; and (iii) the restrictive covenants set forth in this Section 5.4 will be enforceable as so modified.

Section 5.5     Further Assurances. Subject to the terms and conditions of this Agreement, from time to time after the Effective Date, each Party agrees to use commercially reasonable efforts to promptly execute, acknowledge and deliver, and to cause its Affiliates to promptly execute, acknowledge and deliver, any assurances, documents or instruments of transfer, conveyance, assignment and assumption reasonably requested by the other Party and necessary for the requesting Party to satisfy its obligations hereunder or to obtain the benefits of the transactions contemplated hereby at the requesting Party’s expense.

Section 5.6     Confidentiality.

(a)     Effective upon the Closing, the Confidentiality Agreement shall terminate and be of no further force and effect.

(b)     Seller shall treat as confidential, shall not disclose to any other Person and shall safeguard any information relating to the Business by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information as Seller or its Affiliates used with respect thereto prior to the execution of this Agreement.

(c)     Buyer shall treat as confidential, shall not disclose to any other Person and shall safeguard any information to the extent exclusively relating to Seller and its Affiliates (other than any such information related to the Business) that becomes known to Buyer as a result of the transactions contemplated by this Agreement, except as otherwise agreed to by Seller in writing; provided, however, that nothing in this Section 5.6 shall prevent the disclosure of any such information, knowledge or data to any directors, officers or employees of Buyer to whom such disclosure is necessary in the conduct of the Business if such Persons are informed by Buyer of the confidential nature of such information and are required by Buyer to comply with the provisions of this Section 5.6.

(d)     Buyer and Seller acknowledge that the confidentiality obligations set forth herein shall not extend to information, knowledge and data that (i) is or becomes generally available to the public other than as a result of a breach of the terms of the Confidentiality Agreement or this Section 5.6 by the Party owing a duty of confidentiality or its representatives, (ii) is or has previously been disclosed to the Party owing a duty of confidentiality on a non-confidential basis by a third party, provided, that such third party was not breaching an obligation of confidentiality to the other Party that was known or should have been known by the Party owing a duty of confidentiality after reasonable inquiry, (iii) was independently developed by the Party owing a duty of confidentiality without violating any of its obligations under the Confidentiality Agreement or this Section 5.6, or (iv) is required to be disclosed to comply with applicable Law; provided, that the requirement to make the disclosure does not arise from a breach by the Party owing a duty of confidentiality or its representatives and, in the event that any demand or request for disclosure of such information is made pursuant to clause (iv), the Party owing a duty of confidentiality, to the extent practically and legally permissible, shall notify the other Party of its intention to make such disclosure and provide a list of the information it intends to disclose prior to making such disclosure and shall cooperate with the other Party so the other Party may seek, at its sole cost and expense, an appropriate protective order or other remedy. In the event that such appropriate protective order or other remedy is not obtained, the Party owing a duty of confidentiality shall disclose only that portion of such information which it is advised by its outside counsel is required by applicable Law to be disclosed and shall use its reasonable best efforts to obtain an order or other reasonable assurance that confidential treatment will be accorded to such information.

(e)     Each Party agrees that money damages would not be a sufficient remedy for any breach of this Section 5.6 by the other Party, and that, in addition to all other remedies it may be entitled to, each Party will be entitled to seek specific performance, injunctive and other equitable relief as a remedy for any such breach (in each case, without the requirement of posting a bond or other security or proving damages). Each Party agrees that it will not, and will cause its representatives not to, oppose the granting of such relief on the basis that the other Party has an adequate remedy at law.

Section 5.7     Publicity. Buyer and Seller each shall consult with each other, provide each other with a reasonable opportunity to review and give due consideration to reasonable comments made by each other prior to issuing any press releases or otherwise making public announcements with respect to the Transaction or any other transaction contemplated by the Transaction Documents and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with, or rules of, any national securities exchange or interdealer quotation service or by the request of any Governmental Entity. Notwithstanding anything to the contrary herein, neither Party shall disclose any information regarding the Transaction, except as provided in Section 5.6 or this Section 5.7.

Section 5.8     Intellectual Property Matters.

(a)     As of the Effective Date, Seller, on behalf of itself and its Affiliates, hereby grants Buyer and its Affiliates a co-exclusive (with Seller having those rights described below) worldwide, royalty-free, fully paid-up, irrevocable, transferable (in connection with a sale of all or substantially all of the Transferred Assets), sublicensable (solely in connection with the operation of the Business) license to use and display the Ting Marks in connection with the Business (including as it may evolve after the Closing) [REDACTED]; provided, that, subject to Section 5.4(a), Seller and its Affiliates may use and display the Ting Marks solely (i) [REDACTED], (ii) in Seller’s and its Affiliates’ business of selling fixed high-speed Internet access, which is primarily focused on the provision of gigabit Internet services to consumer and business customers (as such business exists as of the Closing and natural evolutions thereof), and (iii) as permissible as nominative or descriptive fair use under applicable Trademark Laws. [REDACTED]

(b)     [REDACTED]

(c)     [REDACTED]

(d)     [REDACTED]

(e)     [REDACTED] , Seller shall not, and shall ensure that its Affiliates do not, (i) grant or otherwise convey, or authorize the grant or other conveyance of, or otherwise commit to grant or otherwise convey, any new (A) Encumbrance, other than Permitted Encumbrances, (B) licenses, sublicenses, covenants not to sue or assert, covenants to delay suit, commitments to license, rights to renew or extend any license or covenant (including all options, rights of first refusal, matching rights and any other similar rights), or releases (including releases for prior, current or future infringement), other than non-exclusive licenses in the Ordinary Course of Business, (C) other commitments, covenants, immunities, forbearance from suit, obligations to delay or limit suit or remedy, releases or other similar rights or encumbrances of any kind, and (D) options, rights or obligations, including any rights or obligations to negotiate with respect to grant of any license or covenant not to sue or assert, in each case, with respect to the Ting Marks Assets, or (ii) sell, offer to sell, transfer, lease, assign, pledge, or otherwise dispose of any of the Ting Marks Assets (other than to Buyer pursuant to Section 5.8(f)).

(f)     [REDACTED]

(i)      [REDACTED]

(ii)     [REDACTED]

(iii)     [REDACTED]

(iv)     [REDACTED]

(v)     [REDACTED]

(vi)     [REDACTED].

(g)      [REDACTED]

(h)      On and after the Effective Date, Seller will, and will cause its Affiliates to, promptly, and without further consideration, file any and all instruments and documents, and do all other acts necessary or reasonably requested by Buyer to evidence, effect or record the license of the Ting Marks granted to Buyer and its Affiliates pursuant to Section 5.8(a)[REDACTED] .

(i)      Seller acknowledges that Buyer may transition the Ting Front-End Technology to the Buyer Front-End Technology following the Effective Date. Seller, on behalf of itself and its Affiliates, hereby grants Buyer and its Affiliates a non-exclusive, worldwide, royalty-free, fully paid-up, irrevocable, perpetual, transferable (solely in connection with a sale of all or substantially all of the Transferred Assets), sublicensable (solely to Affiliates or in connection with the operation of the Business) license to use, copy and make derivative works of (A) the Ting API, including any modifications or improvements made by or on behalf of Seller or its Affiliates, and (B) content, graphics, design elements and look and feel, of (1) that part of the ting.com website that relates to the Business and (2) the mobile applications related to the Business, in each case (with respect to Section 5.8(i)(A) – (B)) solely to the extent owned by Seller or any Seller Entity and solely to be used in the businesses of Buyer and its Affiliates. For clarity, the foregoing license does not include any Software and is given “AS IS,” without representations or warranties of any kind. For clarity, the license granted pursuant to this Section 5.8(i) includes the right of Buyer to replicate any HTML that is part of the ting.com website that relates to the Business but Seller shall not be required to provide any such HTML to Buyer. At Buyer’s reasonable request, Seller and its Affiliates shall provide to Buyer static images of any materials licensed pursuant to the foregoing license, and provide commercially reasonable cooperation in good faith with Buyer and its Affiliates to facilitate the transition from the Ting Front-End Technology to the Buyer Front-End Technology.

(j)     Seller, on behalf of itself and its Affiliates, hereby grants Buyer and its Affiliates a non-exclusive, worldwide, royalty-free, fully paid-up, irrevocable, perpetual, transferable (solely in connection with a sale of all or substantially all of the Transferred Assets), sublicensable (solely to Affiliates or in connection with the operation of the Business) license to use, copy, make derivative works of, and otherwise exploit copyrights, trade secrets, functionality and the look and feel of the customer account management functionality and associated interface (including “pay as you go” features) provided by Seller and its Affiliates, in each case, solely to service those customers of the Business that are using such customer account management functionality and associated interface. The license in this Section 5.8(j) does not include any license to Software.

(k)     Seller, on behalf of itself and its Affiliates, hereby agrees: (i) not to enter into any settlement or compromise of any claim, action, suit or proceeding relating to the Patent Assertions that imposes on Buyer or any of its Affiliates any obligation or liability without the prior written consent of Buyer; and (ii) to ensure that Buyer and its Affiliates will be licensees under any license agreement entered into in connection with resolution of the Patent Assertions, with all of the same rights and privileges as Seller at no additional cost or expense to Buyer, in the case of clause (ii) solely with respect to the customer and subscriber accounts acquired by Seller pursuant to this Agreement and Additional Customer Accounts.

(l)     The Parties acknowledge and agree there is no right of setoff regarding the payments to be made by Buyer pursuant to Section 5.8, and Buyer may not withhold any such amounts from Seller in the event there is a dispute regarding any other issue under this Agreement or any Ancillary Agreement.

Section 5.9     Payments to and from Third Parties.

(a)     Seller shall, or shall cause its applicable Affiliate to, (i) promptly pay or deliver to Buyer (or Buyer’s designated Affiliate) any monies or checks relating to the Transferred Assets or Assumed Liabilities that have been delivered to Seller or any Seller Entity after the Closing, including any monies or checks sent by customers, suppliers or other contracting parties of the Business, and (ii) promptly reimburse Buyer (or its designated Affiliates) for any amounts paid by Buyer (or its designated Affiliates) to the extent such payments are for or in respect of any Excluded Asset or Excluded Liability.

(b)     Buyer shall, or shall cause its applicable Affiliate to, (i) promptly pay or deliver to Seller (or its designated Affiliates) any monies or checks that have been sent to Buyer or any of its Affiliates after the Closing to the extent they are in respect of an Excluded Asset or Excluded Liability or arise from the operation, ownership or conduct of the Business or the Transferred Assets prior to the Effective Date and (ii) promptly reimburse Seller (or its designated Affiliates) for any amounts paid by Seller to the extent such payments are, or are in respect of, any Transferred Asset or an Assumed Liability.

(c)     The Parties acknowledge and agree there is no right of setoff regarding such payments and a Party may not withhold funds received from third parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement or any Ancillary Agreement.

Section 5.10     Wrong Pockets.

(a)     If at any time within twenty-four (24) months after the Closing, either Party discovers that any Transferred Asset is held by Seller or any Seller Entity or that any Assumed Liability has not been assumed by Buyer or any of its Affiliates, each of Seller, Buyer and their respective Affiliates will promptly transfer such Transferred Asset to Buyer or its designated Affiliate or cause such Assumed Liability to be assumed by Buyer or its designated Affiliate, in each case for no additional consideration and at Seller’s expense; provided, that none of Buyer, Seller or any of their respective Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party in consideration therewith.

(b)     If at any time within twenty-four (24) months after the Closing, either Party discovers that any Excluded Asset is held by Buyer or any of its Affiliates or that any Excluded Liability has been erroneously assumed by Buyer or any of its Affiliates, each of Seller, Buyer and their respective Affiliates will promptly transfer such Excluded Asset to Seller or its designated Affiliate or cause such Excluded Liability to be assumed by Seller or its designated Affiliate, in each case for no additional consideration and at Buyer’s expense; provided, that none of Buyer, Seller or any of their respective Affiliates shall be required to commence any litigation or offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party in consideration therewith.

Section 5.11     Mail and Other Communications. Following the Closing, Seller and its Affiliates may receive mail, packages and other communications (including electronic communications) properly belonging to Buyer and its Affiliates. Accordingly, at all times following the Closing, (i) Buyer authorizes Seller and its Affiliates to receive and open all mail, packages and other communications received by it and not clearly intended for Buyer or its Affiliates or any of Buyer’s or its Affiliates’ officers or directors, and to retain the same to the extent that they are not related to the Transferred Assets or the Assumed Liabilities and (ii) to the extent such mail, packages and other communications are related to the Transferred Assets or the Assumed Liabilities, Seller shall promptly after becoming aware thereof refer, forward or otherwise deliver such mail, packages or other communications to Buyer (or, in case the same relate to both the Transferred Assets or the Assumed Liabilities and any retained businesses or operations of Seller or any Seller Entity, Excluded Assets or Excluded Liabilities, copies thereof). The provisions of this Section 5.11 are not intended to, and shall not be deemed to, constitute an authorization by Buyer or its Affiliates to permit Seller or any Seller Entity to accept service of process on its behalf, and Seller is not and shall not be deemed to be the agent of Buyer for service of process purposes.

Section 5.12     Commingled Contracts. For a period of twelve (12) months after the Closing, each of Seller and Buyer shall, and shall cause each of their respective Affiliates to, use its reasonable best efforts to (i) cause the counterparties to any Commingled Contracts to enter into new Contracts with Buyer or its designated Affiliate, on terms no less favorable than the terms provided to Seller and its Affiliates pursuant to the applicable Commingled Contract prior to the Closing in order for Buyer or its designated Affiliate to receive the benefits of such Commingled Contract (each such new Contract, a “New Contract”) or (ii) if practicable, assign to Buyer or its designated Affiliate the benefits and obligations under such Commingled Contract as they relate to the Transferred Assets or the Assumed Liabilities. During the period ending on the earlier of (i) the date that is twelve (12) months following the Closing and (ii) such time as a New Contract is executed or such benefits and obligations under such Commingled Contract are assigned to Buyer or its designee, Seller and Buyer shall use and cause their respective Affiliates to use their reasonable best efforts to secure an alternative arrangement reasonably satisfactory to both Parties under which Buyer or its designated Affiliates would, in compliance with applicable Law, obtain the benefits associated with the applicable Commingled Contract. For the avoidance of doubt, in no event shall Seller or Buyer or any of their respective Affiliates be required to pay any additional consideration in connection with compliance with its obligations under this Section 5.12, or to commence, defend or participate in any litigation in connection therewith or to offer or grant any accommodation (financial or otherwise) to any third party in connection therewith.

Section 5.13     Post-Closing Covenants. From and after the Closing, each of Seller and Buyer shall use commercially reasonable efforts to: [REDACTED] .

Section 5.14     Cooperation and Filing Fees. Seller and Buyer shall cooperate with each other and shall furnish to the other party all information necessary or desirable in connection with: (a) making any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), if necessary; (b) making any application or other filing to be made pursuant to any competition Law; and (c) resolving any investigation or other inquiry by any Governmental Entity under any competition Laws with respect to the transactions contemplated by this Agreement. In the event an HSR Act is required to be made, Buyer agrees it will be solely responsible for paying the filing fee related thereto and will also reimburse Seller for its reasonable outside counsel fees related to preparing the initial HSR Act filing, up to a maximum of $20,000. Each of the parties shall promptly inform the other party of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such filings or any such transaction. Neither Seller nor Buyer shall participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other party prior notice of the meeting. The Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings under or relating to the HSR Act or other competition Laws (including, with respect to making a particular filing, by providing copies of all such documents to the non-filing party and their advisors prior to filing and, if requested, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith).

Article VI

Indemnification

Section 6.1     Survival.

(a)     Each representation, warranty, covenant and other obligation set forth in this Agreement shall survive the Closing, but only until the applicable survival date specified in this Section 6.1(a), whereupon it shall terminate; provided, that if an indemnification claim with respect thereto shall be made prior to such survival date, then such survival date shall be extended, and such provision shall survive, but only with respect to such claim and only until the Final Determination thereof, whereupon such provision shall terminate. The right of a Person to any remedy pursuant to this Article VI shall not be affected by any investigation or examination conducted, or any Knowledge possessed or acquired (or capable of being possessed or acquired), by such Person at any time concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation set forth in this Agreement. Except in the case of a claim of Fraud, no Person shall be required to show reliance on any representation, warranty, certificate or covenant in order for such Person to be entitled to indemnification, compensation or reimbursement hereunder.

(i)      The survival date applicable to the Fundamental Representations shall be the sixth (6th) anniversary of the Effective Date.

(ii)     The survival date applicable to representations and warranties set forth in Section 3.13 (Taxes) shall be the sixtieth (60th) calendar day following the expiration of the statute of limitations otherwise applicable to claims for breach of the federal and state Laws governing the liabilities, actions and other matters referred to in such representations and warranties, giving effect to any waivers, tolling or extensions thereof.

(iii)    The survival date applicable to the representations and warranties set forth in Section 3.12 (Solvency) shall be the fourth (4th) anniversary of the Effective Date.

(iv)    The survival date applicable to the other representations and warranties set forth in this Agreement shall be the date that is eighteen (18) months from the Effective Date, other than the representations and warranties set forth in Section 3.19 (No Other Representations or Warranties) and Section 4.8 (Non-Reliance), which shall survive the Closing indefinitely.

(v)     The survival date applicable to the covenants and agreements set forth in this Agreement shall be the date on which such covenants and agreements have been fully performed or otherwise satisfied in accordance herewith.

(b)      No provision of this Article VI shall apply to or limit any claim of Fraud.

Section 6.2     Indemnification by Seller.

(a)     Following the Closing until the applicable survival dates provided in Section 6.1(a) (but subject to the proviso set forth therein), Seller shall indemnify, defend, hold harmless and reimburse Buyer and its Affiliates and their respective successors and permitted assigns, in their capacity as such (collectively, the “Buyer Indemnified Parties”), for, from and against all Losses imposed on, incurred or suffered by or asserted against any Buyer Indemnified Party in connection with or arising out of:

(i)      the failure of any Seller Representation (other than any Seller Fundamental Representation), as qualified by the Seller Disclosure Letter, to be true and accurate as of the Effective Date (or, in the case of any representation and warranty that expressly speaks as of a different date, such date), it being understood that for purposes of this Section 6.2(a)(i) any qualifications relating to materiality (such as the terms “material” and “Material Adverse Effect”) set forth in such Seller Representation shall be disregarded for purposes of determining whether such Seller Representation was not true and accurate as well as the amount of such Losses; provided, however, that any qualifications relating to materiality shall not be disregarded for purposes of determining whether the Seller Representations set forth in Section 3.4(b) and Section 3.5(ix) were not true and accurate;

(ii)     the failure of any Seller Fundamental Representation, as qualified by the Seller Disclosure Letter, to be true and accurate as of the Effective Date (or, in the case of any representation and warranty that expressly speaks as of a different date, such date), it being understood that for purposes of this Section 6.2(a)(ii) any qualifications relating to materiality (such as the terms “material” and “Material Adverse Effect”) set forth in such Seller Fundamental Representation shall be disregarded for purposes of determining whether such Seller Fundamental Representation was not true and accurate as well as the amount of such Losses;

(iii)     the breach or failure of Seller to fully perform any covenant, agreement or obligation of Seller set forth in this Agreement;

(iv)     any Excluded Assets;

(v)      any Excluded Liabilities; or

(vi)     any failure to collect in full any amount of Closing Accounts Receivable.

(b)         Seller shall not have any liability pursuant to this Article VI in respect of any Losses of the type described in Section 6.2(a)(i) (i) for any single claim or related series of claims involving less than $[REDACTED]in the aggregate (the “Per Claim Amount”) and (ii) unless and until the aggregate amount of such Losses exceeds $[REDACTED] (the “Basket Amount”), in which event Seller shall be liable for all such Losses, including the Basket Amount.

(c)     Notwithstanding any provision to the contrary contained in this Article VI, except for Losses in connection with Taxes that are Excluded Liabilities, the amount of Losses for which Seller shall be liable at any time pursuant to this Article VI in respect of all claims that are not Third-Party Claims shall be limited to the aggregate amount of (i) Monthly Future Payments paid to Seller as of such time, plus (ii) [REDACTED], plus (iii) the Post-Closing Payment, if any, paid to Seller; provided, that this Section 6.2(c) shall not prevent Buyer from recovering the full amount of such Losses pursuant to Buyer’s offset right as set forth in Section 6.6(b).

(d)     Notwithstanding any provision to the contrary contained in this Article VI (including, for the avoidance of doubt, Section 6.2(c)), except for Losses in connection with Taxes that are Excluded Liabilities, the maximum amount of aggregate Losses for which Seller shall be liable pursuant to Section 6.2(a)(i) shall be $[REDACTED] (the “Cap Amount”).

Section 6.3     Indemnification by Buyer.

(a)     Following the Closing until the applicable survival dates provided in Section 6.1(a) (but subject to the proviso set forth therein), Buyer shall indemnify, defend, hold harmless and reimburse Seller and Seller’s Affiliates and their respective successors and permitted assigns, in their capacity as such (collectively, the “Seller Indemnified Parties”), for, from and against all Losses imposed on, incurred, suffered or asserted in connection with or arising out of:

(i)       the failure of any Buyer Representation (other than any Buyer Fundamental Representation) to be true and accurate as of the Effective Date (or, in the case of any representation and warranty that expressly speaks as of a different date, such date); it being understood that for purposes of this Section 6.3(a)(i) any qualifications relating to materiality (such as the terms “material” and “Material Adverse Effect”) set forth in such Buyer Representation shall be disregarded for purposes of determining whether such Buyer Representation was not true and accurate as well as the amount of such Losses;

(ii)      the failure of any Buyer Fundamental Representation to be true and accurate as of the Effective Date (or, in the case of any representation and warranty that expressly speaks as of a different date, such date); it being understood that for purposes of this Section 6.3(a)(ii) any qualifications relating to materiality (such as the terms “material” and “Material Adverse Effect”) set forth in such Buyer Fundamental Representation shall be disregarded for purposes of determining whether such Buyer Fundamental Representation was not true and accurate as well as the amount of such Losses;

(iii)     the breach or failure of Buyer to fully perform any covenant, agreement or obligation of Buyer set forth in this Agreement; or

(iv)      any Assumed Liabilities.

(b)      Buyer shall not have any liability pursuant to this Article VI in respect of any Losses of the type described in Section 6.3(a)(i) (i) for any single claim or related series of claims involving less than the Per Claim Amount and (ii) unless and until the aggregate amount of such Losses exceeds the Basket Amount, in which event Buyer shall be liable for all such Losses, including the Basket Amount.

(c)     Notwithstanding any provision to the contrary contained in this Article VI (including, for the avoidance of doubt, Section 6.3(b)), the maximum amount of aggregate Losses for which Buyer shall be liable pursuant to Section 6.3(a)(i) shall be the Cap Amount.

Section 6.4     Claim Procedures.

(a)     Except as set forth in Section 5.2 with respect to tax claims, in order for a Buyer Indemnified Party or a Seller Indemnified Party (each, an “Indemnified Party”) to duly make a valid claim with respect to any of the occurrences specified in Section 6.2 or Section 6.3, the Indemnified Party must (promptly following the first date following the Effective Date on which such Indemnified Party has knowledge of facts, matters or circumstances from which it is reasonably apparent that such an occurrence is likely to have occurred) provide written notice to Seller (for claims made by Buyer Indemnified Parties) or to Buyer (for claims made by Seller Indemnified Parties) (the recipient of such notice, the “Indemnifying Party”), which notice shall set forth a description in reasonable detail of the occurrence(s) specified in Section 6.2 or Section 6.3 which the Indemnified Party alleges to have occurred, a description of the facts and circumstances giving rise to such occurrences, the estimated amount of Losses imposed, incurred, suffered or asserted in connection therewith or arising therefrom (to the extent then ascertainable), and a description of any other remedy sought in connection therewith, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, that the failure to timely provide a Claim Notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure has a material prejudicial effect on the Indemnifying Party. The Indemnifying Party shall have thirty (30) days from receipt of a Claim Notice to dispute the claim. During such thirty (30)-day period, the Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of the claim for indemnification. If the Indemnifying Party does not give notice to the Indemnified Party that it disputes such claim within thirty (30) days after its receipt of the notice, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. The Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law) to third parties and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work product privileges.

(b)      In the event the Claim Notice results from any Action asserted or threatened against the Indemnified Party by a third party (a “Third-Party Claim”):

(i)     The Indemnified Party shall provide the Claim Notice to the Indemnifying Party not later than the tenth (10th) Business Day following the Indemnified Party’s receipt of the Third-Party Claim, or, if sooner, not later than the tenth (10th) Business Day preceding the date by which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding; provided, that if either such Business Day occurs on or prior to the Effective Date, the Claim Notice shall be timely provided if it is provided not later than the Business Day following the Effective Date; and provided, further, that the failure to timely provide a Claim Notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third-Party Claim.

(ii)       During the period ending on the earlier of the thirtieth (30th) calendar day following the Indemnifying Party’s receipt of the Claim Notice and the fifth (5th) calendar day preceding the date on which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed in a litigation or other proceeding, the Indemnifying Party shall be entitled to notify the Indemnified Party of its election to assume and control the defense of the Third-Party Claim; provided, that, notwithstanding the foregoing, the Indemnifying Party will not be entitled to control, and the Indemnified Party will be entitled to have control over, the defense or settlement of any Third-Party Claim solely to the extent (1) the Third-Party Claim involves a criminal proceeding, action, indictment, allegation or investigation; (2) the Third-Party Claim seeks injunctive relief; (3) the Third-Party Claim could result in suspension or debarment of Buyer by a Governmental Entity; (4) Losses are reasonably expected by Buyer to exceed the Cap Amount (or the unused portion thereof); (5) any insurer requires, as a condition to an Indemnified Party’s eligibility to recover insurance proceeds on account of such Third-Party Claim, that such insurer control the matter; (6) the Third-Party Claim involves a Significant Distributor or a Significant Supplier; (7) a court of competent jurisdiction has ruled that the Indemnifying Party is not reasonably, diligently or in good faith conducting a defense of the Third-Party Claim; or (8) the Indemnified Party has been advised in writing by legal counsel that a conflict of interest exists which, under applicable principles of legal ethics, would prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Third-Party Claim.

(A)     In the event that the Indemnifying Party is entitled to and duly and timely makes such election, the Indemnifying Party shall defend the Indemnified Party by appropriate proceedings and the Indemnifying Party shall have the sole power (as between the Indemnifying Party and the Indemnified Party and their respective Affiliates) to direct and control such defense and the settlement, arbitration, litigation and appellate strategy relating to the Third-Party Claim. The Indemnified Party shall be entitled but not obligated to participate in any such defense and to employ separate counsel of its choosing for such purpose and the Indemnifying Party shall give due consideration to any reasonable suggestions of the Indemnified Party and its counsel; provided, that the fees and expenses shall be borne by the Indemnified Party and shall not be recoverable from such Indemnifying Party under this Section 6.4; provided, further, that, (x) if, in the reasonable written opinion of counsel to the Indemnified Party, there are specific defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party, then the reasonable and documented fees and expenses of one external law firm to the Indemnified Party shall be paid pursuant to Section 6.4(b)(iv)(A); and (y) if (i) the Indemnified Party and Indemnifying Party are both named parties to the proceedings and, in the reasonable written opinion of counsel to the Indemnified Party, it would be inappropriate for both parties to be represented by the same counsel due to actual or potential conflicts between them or (ii) the Indemnified Party assumes the defense of a Third-Party Claim after a court of competent jurisdiction has ruled that the Indemnifying Party has failed diligently to defend a Third-Party Claim it has assumed pursuant to the first sentence of this Section 6.4(b)(ii)(A), the Indemnifying Party shall bear the reasonable and documented out-of-pocket costs and expenses of one additional counsel (in addition to, but only to the extent necessary, one local counsel) which shall represent all Indemnified Party claims arising out of the same or similar set of circumstances in connection with such defense. If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall be entitled to settle such claims; provided, that the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably conditioned, withheld or delayed), settle, compromise or offer to settle, compromise or cease to defend such Third-Party Claim if such settlement, compromise or cessation would result in (i) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party, (ii) the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (iii) a finding or admission of a violation of Law or a violation of the rights of any Person by the Indemnified Party or any of its Affiliates, (iv) a finding or admission that would have an adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates or (v) any non-monetary condition or obligation being imposed on any Indemnified Party or any of its Affiliates.

(B)     If the Indemnifying Party (i) is not entitled to or does not duly and timely make such election or (ii) after timely making such election, a court of competent jurisdiction rules that the Indemnifying Party has failed diligently to defend such Third-Party Claim, the Indemnified Party shall be entitled but not obligated to notify the Indemnifying Party of its election to assume and control such defense from the Indemnifying Party, whereupon the Indemnified Party and not the Indemnifying Party shall have the sole power (as between the Indemnified Party and the Indemnifying Party and their respective Affiliates) to direct and control such defense and the settlement, arbitration, litigation and appellate strategy relating to the Third-Party Claim; provided, that the Indemnified Party’s right to be indemnified, defended, held harmless and reimbursed in respect of the Third-Party Claim shall not otherwise be affected by such election. Notwithstanding anything to the contrary set forth in the foregoing sentence, the Indemnifying Party shall have no liability with respect to a Third-Party Claim settled or compromised without its prior written consent (which shall not be unreasonably conditioned, withheld or delayed).

(iii)        The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate investigation and defense of all Third-Party Claims, including by providing reasonable access (subject to the provisions of Section 5.6) to each other’s relevant business records, documents and employees, for purposes of investigation, document production, testimony and otherwise. The Indemnified Party and the Indemnifying Party shall keep each other fully and promptly informed with respect to the status of all Third-Party Claims and shall deliver to each other copies of all material written notices and documents (including court papers) received by the other that relate to any Third-Party Claims. The Person controlling the defense of a Third-Party Claim shall in good faith allow the Indemnifying Party or Indemnified Party, as the case may be, to make comments to the materials filed or submitted in such defense, and shall consider such comments in good faith.

(iv)        All reasonable and documented out-of-pocket legal fees, costs and expenses actually incurred or suffered by the Indemnifying Party and the Indemnified Party in connection with investigating and defending, and cooperating in the investigation and defense of, the Third-Party Claim (“Third-Party Claim Expenses”) shall be paid as follows:

(A)     Any Third-Party Claim Expenses actually incurred or suffered by the Indemnified Party (1) under the circumstances described in clauses (x) and (y) of the second sentence of Section 6.4(b)(ii)(A), or (2) under the circumstances described in Section 6.4(b)(ii)(B), except for any Third-Party Claim Expenses incurred or suffered in connection with a Third-Party Claim settled without the prior written consent of the Indemnifying Party shall constitute Losses for which the Indemnified Party shall be entitled to be reimbursed if the Indemnified Party is determined pursuant to a Final Determination to be entitled to be indemnified, held harmless and reimbursed pursuant to this Article VI in respect of the Third-Party Claim.

(B)     Third-Party Claim Expenses not addressed by Section 6.4(b)(iv)(A) shall be paid by the Person by which they were incurred.

Section 6.5       Losses and Recoveries.

(a)     Reimbursement. If an Indemnified Party recovers any amount from a third party in respect of a Loss after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article VI, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of the Loss.

(b)     No Double Recovery. No Indemnified Party shall be entitled to recover more than once in respect of the same Loss (notwithstanding that such Loss may result from more than one of the occurrences specified in Section 6.2 or Section 6.3, as the case may be).

(c)     No Circular Recovery. Seller shall not have any right of contribution, indemnification or advancement from Buyer with respect to any Loss claimed by an Indemnified Party. Seller shall not make any claim for monetary damages or indemnification against either Buyer or its Subsidiaries with respect to any claim properly brought by a Buyer Indemnified Party under this Article VI or otherwise relating to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby.

(d)     Excluded Losses. In no event shall any Indemnifying Party be liable to any Indemnified Party for, and the definition of “Losses” shall be construed to entirely exclude, any punitive damages or decrease in or limitation of any Tax attribute, except in each case for such Losses that are actually awarded to a third party in respect of any Third-Party Claim for which indemnification is otherwise required pursuant to this Article VI.

(e)     Mitigation. Upon becoming aware of any event which would reasonably be expected to, or does, give rise to indemnifiable Losses, each Indemnified Party shall use, and shall cause its Affiliates to use, commercially reasonable efforts to mitigate such Losses.

(f)     Notwithstanding any other provision herein to the contrary, the amount of Losses that any Indemnified Party may recover for indemnification pursuant to this Agreement shall be offset against any amounts actually received by such Indemnified Party in respect of the Losses forming the basis of such claim for recovery from a third party pursuant to any indemnification or other similar right or any applicable insurance policy, less the out-of-pocket costs reasonably incurred in pursuing or obtaining such indemnification or insurance proceeds, including any related increases in insurance premiums. Each Party hereby agrees to use commercially reasonable efforts (excluding litigation) to claim for and obtain recovery of any such available insurance, indemnification, contribution, or similar payment; provided, however, that a Party shall not have any obligation to seek to recover any such insurance, indemnification, contribution or similar payment prior to making a claim for indemnification under this Article VI. If any Indemnified Party receives such amount from such third party subsequent to a recovery for indemnification under this Agreement, the applicable Indemnified Party will promptly remit such offset amount to the applicable Indemnifying Party hereunder.

Section 6.6     Payments.

(a)     Except as set forth in Section 2.5, Section 6.2(c) and Section 6.6(b), the Indemnifying Party shall pay to the Indemnified Party the amount of any Loss for which it is liable hereunder, in immediately available funds, to an account specified by the Indemnified Party no later than five (5) Business Days following any Final Determination of the claims set forth in the related Claim Notice.

(b)     Buyer shall have the right to offset any Losses it is entitled to recover under this Article VI against any amounts owed under any other provision of this Agreement, including Section 2.5(b), except that Buyer shall not have any right to offset any amounts owed to Seller under Section 5.8(f) or Section 5.9.

(c)     All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 6.2 or Section 6.3 shall be treated as adjustments to the consideration paid pursuant to the Transaction for Tax purposes.

Section 6.7     Exclusive Remedies and No Rights Against Nonparties.

(a)     Following the Closing, the sole and exclusive remedies of the Parties for any Losses based upon, arising out of, or otherwise relating to this Agreement, the Transaction or any document or instrument delivered in connection herewith or therewith (but excluding the Master Services Agreement and the Transition Services Agreement), are the indemnification and reimbursement obligations of the Parties set forth in this Article VI and each Party expressly waives, and no Party shall assert, any and all rights and remedies for any Losses based upon, arising out of, or otherwise relating to this Agreement, the Transaction or any document or instrument delivered in connection herewith or therewith (but excluding the Master Services Agreement and the Transition Services Agreement). Notwithstanding the foregoing, nothing in this Section 6.7(a) shall (i) affect the Post-Closing Payment to be made as set forth in Section 2.5(c), (ii) limit any Party’s right to assert claims pursuant to Section 5.8 or (iii) limit any Party’s right to assert (A) claims of Fraud, (B) claims pursuant to Section 7.9(d) with respect to covenants to be performed at or following the Closing or (C) claims pursuant to the terms of the Master Services Agreement or the Transition Services Agreement.

(b)     In addition to Section 6.7(a), this Agreement may only be enforced against, and any Action, right or remedy that may be based upon, arise out of or relate to this Agreement, any other Transaction Document or the Transaction, or the negotiation, execution or performance of this Agreement, may only be made against the Persons that are expressly identified as Parties in their capacities as parties to this Agreement, and no Party shall at any time assert against any Person (other than a Party) that is a director, officer, employee, stockholder, general or limited partner, member, manager, agent or Affiliate or representative of another Party (each, a “Nonparty”) any claim, cause of action, right or remedy, or any Action, relating to this Agreement, any other Transaction Document, the Transaction or any document or instrument delivered in connection herewith or therewith. Each Party hereby waives and discharges any such claim, cause of action, right, remedy and Action, and releases (and agrees to execute and deliver any instrument necessary to effectuate the release of) each Nonparty therefrom. The provisions of this Section 6.7(b) are for the benefit of and shall be enforceable by each Nonparty, which is an intended third-party beneficiary of this Section 6.7(b) and Section 5.5 (Further Assurances) in connection herewith.

Article VII

MISCELLANEOUS

Section 7.1     Notices. All notices and other communications to be given or made hereunder shall be in writing and shall be deemed to have been duly given or made on the date of delivery to the recipient thereof if received prior to 5:00 p.m. in the place of delivery and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by an internationally recognized overnight courier service to the Person for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email, as provided in this Section 7.1; provided, that the email is confirmed orally or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses) or is followed up within one (1) Business Day after email by dispatch pursuant to one of the other methods described herein:

To Buyer:

DISH Wireless L.L.C.
9601 S. Meridian Boulevard
Englewood, CO 80112
Telephone: (303) 723-1000
Email: [REDACTED]
Attn: General Counsel

With a copy to (which shall not constitute notice to Buyer):

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Telephone: (212) 558-4000
Email: [REDACTED]
Attn: Scott Crofton

To Seller:

Tucows Inc.
96 Mowat Ave.
Toronto, Ontario M6K 3M1, Canada
Email: [REDACTED]
Attn: Elliot Noss, CEO

With a copy to (which shall not constitute notice to Seller):

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
Email: [REDACTED]
Attn: Joanne R. Soslow and Benjamin R. Wills

or to such other Person or addressees as may be designated in writing by the Party to receive such notice as provided above; provided, however, that copies shall be provided to outside counsel for convenience only, such copies shall not, in and of themselves, constitute notice and the failure to provide any such copy shall not alter the effectiveness of any notice or other communication otherwise duly made or given.

Section 7.2     Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both Buyer and Seller, or in the case of a waiver, by the Party granting the waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law, except as provided in Article VI.

Section 7.3     Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. No Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Party, except that Buyer may assign any of its rights or obligations under this Agreement or any Ancillary Agreement to one or more of its wholly owned Subsidiaries; provided, that, no such assignment shall relieve Buyer of any liability therefor. Any purported assignment in violation of this Agreement is void.

Section 7.4     Third-Party Beneficiaries; Parties in Interest. Except as provided in Article VI only, which is intended to benefit, and to be enforceable by, the parties specified therein, there shall be no third-party beneficiaries of this Agreement, any Ancillary Agreement or any exhibit, annex or schedule hereto or thereto, and none of them shall confer on any Person other than the parties hereto and thereto any claim, cause of action, right or remedy. Without limiting the foregoing sentence, no direct or indirect holder of any equity interests or securities of either Seller or Buyer (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any officer, director, agent, representative or Affiliates of either Seller or Buyer, nor any controlling Person of Buyer, Seller or their respective Affiliates, shall have any Liability or obligation arising under this Agreement or the Transaction.

Section 7.5     Expenses. Except as otherwise provided in this Agreement and the Ancillary Agreements, all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 7.6     Bulk Sales. Buyer acknowledges that Seller and its Affiliates have not taken, and do not intend to take, any action required to comply with any applicable bulk sale, bulk transfer Laws or similar Laws of any jurisdiction. Seller and Buyer hereby agree to waive compliance with such any applicable bulk sale, bulk transfer Laws or similar Laws of any jurisdiction in connection with the transactions contemplated hereby.

Section 7.7     Entire Agreement. This Agreement and the other documents and writings referred to herein or delivered pursuant hereto (including any exhibits or schedules hereto), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties, with respect to the subject matter hereof; provided, however, that each Party acknowledges and agrees that the Confidentiality Agreement shall automatically terminate and be of no further force or effect at and as of the Closing and this Agreement supersedes any provision to the contrary in the Confidentiality Agreement.

Section 7.8     Fulfillment of Obligations. Any obligation of any Party to any other Party under this Agreement, or any Party under any of the Ancillary Agreements, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 7.9     Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a)     This Agreement, and all Actions (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), shall be governed by, and enforced in accordance with, the Laws of the State of New York, including its statutes of limitations, without giving effect to any borrowing statute or applicable principles of conflicts of law to the extent that the application of the laws (including statutes of limitation) of another jurisdiction (whether of the State of New York or any other jurisdiction) would be required thereby.

(b)     Each Party agrees that it shall bring any Action in respect of any claim based upon, arising out of or relating to this Agreement or any Ancillary Agreement or the transactions contemplated by this Agreement or any Ancillary Agreement exclusively in the federal courts of the U.S. located in New York County; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court located in New York County (the “Chosen Courts”) and solely in connection with claims arising under or relating to this Agreement or any of the Ancillary Agreements (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to the laying of venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section 7.1 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c)      EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE ANCILLARY AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS Section 7.9(c).

(d)     Irreparable damage would occur in the event that any covenant herein were not to be performed in accordance with its terms. Accordingly, each Party shall be entitled to seek one (1) or more injunctions to prevent any breach of covenant and to enforce specifically this Agreement in the Chosen Courts, in addition to any other remedy to which such Party may be entitled at law or in equity.

Section 7.10     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 7.11     Interpretation; Construction.

(a)     The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Annex, Exhibit, Section or Schedule, such reference shall be to an Annex, Exhibit, Section or Schedule to this Agreement unless otherwise indicated.

(b)     If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The terms defined in the singular have a comparable meaning when used in the plural and vice versa. The rule known as the ejusdem generis rule shall not apply, and, accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Currency amounts referenced herein are in U.S. Dollars. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning given to them as set forth in this Agreement. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. References to “written” or “in writing” include documents in electronic form or transmission by email. A reference to any Person includes such Person’s successors and permitted assigns.

(c)     Except as otherwise specifically provided herein, all references in this Agreement to any Law include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; provided, that for purposes of any representations and warranties set forth in this Agreement that are made as of a specific date, references to any Law shall be deemed to refer to such Law as amended as of such date. Any agreement or instrument referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent and all attachments thereto and instruments incorporated therein.

(d)     Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(e)      Each representation, warranty, covenant and condition set forth in this Agreement shall be given full, separate and independent effect. The provisions of this Agreement are cumulative. A more specific provision shall limit the applicability of any other, more general, provision.

(f)      The Parties have drafted this Agreement jointly through the exchange of drafts hereof, so no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(g)     Neither the specification of any dollar amount in any representation or warranty set forth in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Neither the specification of any item or matter in any representation or warranty set forth in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Party shall use the fact of the setting forth or the inclusion of any specific item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the Ordinary Course of Business for purposes of this Agreement.

Section 7.12     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority of competent jurisdiction to be invalid, void or unenforceable, or the application of such provision, covenant or restriction to any Person or any circumstance is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision, covenant or restriction to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction, and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 7.13     Obligations of Buyer and of Seller. Whenever this Agreement requires a Subsidiary of Buyer to take any action, such requirement shall be deemed to include an undertaking on the part of Buyer to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Seller to take any action, such requirement shall be deemed to include an undertaking on the part of Seller to cause such Subsidiary to take such action.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

DISH WIRELESS L.L.C.

By:
Name:
Title:

TUCOWS INC.

By:
Name:
Title:

Schedules and Exhibits to the agreement have been omitted pursuance to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplementary copies of any of the omitted schedules upon request by the SEC.